UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.        )

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The McClatchy Company

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THE McCLATCHY COMPANY

2100 Q Street

Sacramento, California 95816

April 1, 2009

To our Shareholders:

I am pleased to invite you to attend the annual meeting of shareholders of The McClatchy Company on Wednesday, May 20, 2009, at 9:00 a.m., local time, in the Regency F conference room on the first floor of the Hyatt Regency Hotel, 1209 L Street, Sacramento, California 95814.

At this year’s meeting, you are being asked to: (i) elect directors for the coming year and (ii) ratify the appointment of Deloitte & Touche LLP as McClatchy’s independent auditors. The notice of meeting and proxy statement that follow this letter describe these items in detail. Please take the time to read these materials carefully.

Your Board of Directors unanimously believes that the two (2) items proposed by the Board are in the best interests of McClatchy and its shareholders and recommends that you vote in favor of the proposals.

In addition to these items of business, at the meeting I will report to you on McClatchy’s financial position and results of operations and respond to comments and answer questions of general interest to shareholders.

Whether or not you plan to attend the meeting, it is important that your shares be represented. Even if you plan to attend the meeting in person, please complete, sign, date and return the enclosed proxy card to ensure that your shares will be represented at the meeting. If you vote by proxy and then attend the meeting and vote in person, your vote in person at the meeting will revoke votes by proxy previously submitted, and only your ballot will be counted for purposes of determining shareholder approval. If you are the beneficial owner of shares held through a broker or other nominee, you may vote in accordance with the instructions provided by your broker or nominee.

Thank you.

Sincerely,

Gary Pruitt
Chairman, President and Chief Executive Officer

THE McCLATCHY COMPANY

2100 Q Street

Sacramento, California 95816

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF

THE McCLATCHY COMPANY

TO BE HELD MAY 20, 2009

To our Shareholders:

The annual meeting of shareholders of The McClatchy Company will be held on Wednesday, May 20, 2009, at 9:00 a.m., local time, in the Regency F conference room on the first floor of the Hyatt Regency Hotel, 1209 L Street, Sacramento, California 95814, for the following purposes:

1.	To elect directors to serve until the next annual meeting and until their successors are elected or appointed and qualified or until their earlier resignation or removal;

2.	To ratify the appointment of Deloitte & Touche LLP as McClatchy’s independent registered public accounting firm for the 2009 fiscal year; and

3.	To transact such other business as may properly come before the meeting.

The Board of Directors has chosen the close of business on March 23, 2009, as the record date to identify those shareholders entitled to notice of and to vote at the annual meeting. This notice, the attached proxy statement and the enclosed proxy card for the meeting are first being mailed to shareholders on or about April 1, 2009.

By Order of the Board of Directors

Karole Morgan-Prager, Corporate Secretary

April 1, 2009

YOUR VOTE IS IMPORTANT!

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED REPLY ENVELOPE OR SUBMIT YOUR PROXY BY TELEPHONE OR OVER THE INTERNET AS DIRECTED ON YOUR PROXY. THE SUBMISSION OF YOUR PROXY WILL NOT LIMIT YOUR RIGHT TO ATTEND OR VOTE AT THE MEETING.

THE McCLATCHY COMPANY

2100 Q Street

Sacramento, California 95816

PROXY STATEMENT

GENERAL INFORMATION

The enclosed proxy is solicited on behalf of the Board of Directors of The McClatchy Company, a Delaware corporation, with its principal executive offices at 2100 Q Street, Sacramento, California 95816. This proxy is for use at McClatchy’s 2009 Annual Meeting of Shareholders to be held on Wednesday, May 20, 2009, at 9:00 a.m. local time, in the Regency F conference room on the first floor of the Hyatt Regency Hotel, 1209 L Street, Sacramento, California 95814.

This proxy statement contains important information regarding McClatchy’s 2009 Annual Meeting of Shareholders, the proposals on which you are being asked to vote, information you may find useful in determining how to vote and voting procedures.

As of the close of business on March 23, 2009, the record date, there were outstanding 58,036,470 shares of McClatchy’s Class A Common Stock and 25,050,962 shares of McClatchy’s Class B Common Stock. The Board of Directors is first sending this proxy statement and form of proxy to shareholders on or about April 1, 2009.

Classes of Stock and Voting Rights

In accordance with McClatchy’s Amended and Restated Certificate of Incorporation, the company is authorized to issue shares of two classes of Common Stock: Class A Common Stock, par value $0.01 per share, and Class B Common Stock, par value $0.01 per share. Class A shareholders have the right, voting as a separate class, to elect that number of directors constituting 25% (or the nearest larger whole number) of the total number of members of the board of directors and to remove any director elected by the Class A shareholders. On all matters other than the election and removal of directors, each share of Class A Common Stock entitles the holder to one-tenth (1/10) of a vote.

Class B shareholders have the right, voting as a separate class, to elect that number of directors not elected by the Class A shareholders and to remove any director elected by the Class B shareholders. On all matters other than the election and removal of directors, each share of Class B Common Stock entitles the holder to one vote.

Form of Ownership

For each share that you own, regardless of the class from which it issues, your name or the name of someone appointed by you (for example, a broker or other nominee) appears in the company’s records as the owner of that share. If your name appears in the company’s records, you are considered the record owner of that share. If the name of someone appointed by you appears in the company’s records, you are considered the beneficial owner of that share. Because ownership status is determined by reference to a particular share, a shareholder who owns more than one share may be both a shareholder of record and a beneficial owner.

Methods of Voting

You may vote in person at the meeting or by proxy through the mail, by telephone or over the Internet.

Voting in Person at the Meeting

If you were the record owner of at least one share of McClatchy’s Class A or B Common Stock as of the close of business on March 23, 2009, the record date, or if you hold a valid proxy from the record owner of at least one share of McClatchy’s Class A or B Common Stock as of the close of business on the record date, you are entitled to attend the meeting and vote in person. Shareholders who attend the meeting and wish to vote in person will be provided with a ballot at the meeting.

If you plan to attend the meeting and vote in person, please be prepared to present photo identification for admittance. If you are the record owner of your shares, prior to granting you admission to the meeting, the company will verify your name against a list of record owners as of the close of business on the record date. If you are the beneficial owner of shares held through a broker or other nominee and wish to attend the meeting and vote in person, you will need to obtain a properly executed, valid proxy from your broker or nominee (the record owner), authorizing you to vote such shares. Please be prepared to present such a proxy for admittance. Similarly, if you are a proxy holder, please be prepared to present the properly executed, valid proxy that you hold.

Even if you plan to attend the meeting, the Board of Directors encourages you to complete, sign, date and submit a proxy card. You may revoke your proxy at any time prior to the close of voting at the meeting (see the section entitled “Revoking Your Proxy” below). If you attend the meeting and vote in person, your completed ballot will revoke any proxies previously submitted.

Voting by Proxy

If you do not plan or are unable to attend the meeting and vote in person, you may still vote by authorizing another to vote on your behalf in accordance with your directions. If you are a record owner, you may vote by proxy in any or all of the methods described below. The proxy last executed by you and submitted prior to the close of voting at the meeting will revoke all previously submitted proxies.

If you authorize the McClatchy proxy holders to vote on your behalf, your shares will be voted in accordance with your directions. If you do not provide voting directions, your shares will be voted FOR each of the Class A nominees for director proposed by the Board of Directors if you hold Class A shares; FOR each of the Class B nominees for director proposed by the Board of Directors if you hold Class B shares; and FOR ratification of the appointment of Deloitte & Touche LLP as McClatchy’s independent registered public accounting firm. Whether or not you provide voting directions, your proxy, when properly executed, will be voted in the discretion of the proxy holders upon such other matters as may properly come before the meeting and postponement or adjournment thereof.

If you are the beneficial owner of shares held through a broker or other nominee, your broker or nominee should provide you with information regarding the methods by which you can direct your broker or nominee to vote your shares. Your broker or nominee might send you, for example, a voting instruction card, similar to the company’s proxy card, to be completed, signed, dated and returned to your broker or nominee by a date in advance of the meeting, and/or information on how to communicate your voting instructions to your broker or nominee by telephone or over the Internet.

Voting by Mail.    By completing, signing, dating and returning the proxy card in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the meeting. In this way, your shares will be voted if you are unable to attend the meeting. If you received more than one proxy card, it is a likely indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted.

Voting by Telephone.    To vote by telephone, please follow the instructions included on your proxy card. If you vote by telephone, you do not need to complete and mail your proxy card.

Voting on the Internet.    To vote on the Internet, please follow the instructions included on your proxy card. If you vote on the Internet, you do not need to complete and mail your proxy card.

Revoking Your Proxy

You may revoke your proxy at any time prior to the close of voting at the meeting by doing any one of the following:

•	complete, sign, date and submit another proxy (a properly executed, valid proxy will revoke any previously submitted proxies);

•	provide written notice of the revocation to McClatchy’s Secretary; or

•	attend the meeting and vote in person.

Quorum Requirement

A quorum, which under McClatchy’s bylaws is the number of shares sufficient to constitute a majority of the outstanding voting power of McClatchy common stock as of the record date, must be present in order to hold the meeting and to conduct business. In addition, with respect to the election of directors, at least one-third of the shares of each class of common stock (Class A and Class B) must be present to establish a quorum under the Delaware General Corporation Law. Shares are counted as being present at the meeting if you appear in person at the meeting or if you vote your shares by proxy, either through the mail, by telephone or over the Internet. If any broker non-votes (as described below) are present at the meeting, they will be counted as present for the purpose of determining a quorum.

Votes Required for the Proposals

Only Class A shareholders are entitled to vote on the nominees for Class A director. If you are a Class A shareholder, with respect to each nominee for Class A director, you may vote for the nominee or you may withhold your vote. If you withhold your vote with respect to any or all nominees for Class A director, your vote will be counted as present for purposes of determining a quorum but will not be counted as a vote in favor of the proposal. The four nominees for Class A director receiving the highest number of votes from Class A shareholders, in person or by proxy, will be elected as the Class A directors.

Only Class B shareholders are entitled to vote on the nominees for Class B director. If you are a Class B shareholder, with respect to each nominee for Class B director, you may vote for the nominee or you may withhold your vote. If you withhold your vote with respect to any or all nominees for Class B director, your vote will be counted as present for purposes of determining a quorum but will not be counted as a vote in favor of the proposal. The nine nominees for Class B director receiving the highest number of votes from Class B shareholders, in person or by proxy, will be elected as the Class B directors.

In accordance with McClatchy’s Amended and Restated Certificate of Incorporation, each share of Class A Common Stock entitles the holder to one-tenth (1/10) of a vote, and each share of Class B Common Stock entitles the holder to one vote, on all matters other than the election of directors presented at the meeting. If you abstain from voting with respect to a particular proposal, your vote will be counted as present for purposes of determining a quorum and present at the meeting and entitled to vote on the subject matter. Under the Delaware General Corporation Law and applicable New York Stock Exchange (“NYSE”) rules, shareholder approval requires the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter. Therefore, with respect to proposals other than the election of directors, under the Delaware General Corporation Law and applicable NYSE rules, an abstention has the same effect as a vote against the proposal. With respect to the election of directors, abstentions will have no effect on the outcome of the proposal since director nominees are elected by a plurality of the votes cast by the applicable class of McClatchy common shareholders.

Broker Non-Votes

If you are the beneficial owner of shares held through a broker, bank or other nominee, and your broker, bank or other nominee transmits proxy materials to you, but you do not return voting instructions, applicable regulations of the NYSE permit your broker, bank or other nominee to vote your shares on certain routine matters without your instruction. Such regulations also list various non-routine matters as to which your broker, bank or other nominee may not vote your shares without your instruction. A vote which your broker, bank or other nominee does not have authority to cast pursuant to applicable regulations is known as a “broker non-vote.” To the extent that broker non-votes are applicable with respect to matters at the annual meeting, they will be treated as shares present for purposes of determining a quorum, but will not be treated as shares present and entitled to vote.

Voting Confidentiality

Proxies, ballots and voting tabulations are handled on a confidential basis to protect your voting privacy. Information will not be disclosed except as required by law.

Voting Results

Final voting results will be announced at the meeting and will be published in McClatchy’s Quarterly Report on Form 10-Q for the second quarter of fiscal 2009, filed with the Securities and Exchange Commission. After the report is filed, you may obtain a copy by:

•	visiting our website at www.mcclatchy.com;

•	contacting our Investor Relations department at 1-916-321-1846; or

•	viewing our Quarterly Report on Form 10-Q for the second quarter of fiscal 2009 on the Securities and Exchange Commission’s website at www.sec.gov.

Proxy Solicitation Costs

McClatchy will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of the proxy materials. McClatchy will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to McClatchy shareholders. Employees of McClatchy and its subsidiaries may also solicit proxies personally and by telephone. The expense for this would be nominal.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 20, 2009. This proxy statement, our 2008 annual report to our shareholders and our annual report on Form 10-K for the year ended December 28, 2008 are available at https://www.sendd.com/EZProxy/?project_id=35.

PROPOSALS

Item 1.    Election of Directors

Overview

In accordance with McClatchy’s Amended and Restated Certificate of Incorporation, Class A shareholders have the right, voting as a separate class, to elect that number of directors constituting 25% (or the nearest larger whole number) of the total number of members of the board of directors. Class B shareholders have the right, voting as a separate class, to elect that number of directors not elected by the Class A shareholders. Only Class A shareholders are entitled to vote on the nominees for Class A director, and only Class B shareholders are entitled to vote on the nominees for Class B director.

Each nominee is presently a director of McClatchy. William K. Coblentz, currently a Class B director, is not standing for re-election to the Board. The directors elected will serve until the next annual meeting and until their successors are elected or appointed and qualified or until their earlier resignation or removal. If any director nominee is unable or declines to serve as a director at the time of the meeting, the Board may, by resolution, provide for a lesser number of directors or designate a substitute director to fill the vacancy.

A brief biography for each nominee for director, grouped by class, appears below. Following the biographies of director nominees, the section entitled “Other Executive Officers” contains a brief biography for each of McClatchy’s non-director executive officers. Although the biographies of McClatchy’s non-director executive officers are presented under the section entitled “Proposals,” no action with respect to McClatchy’s non-director executive officers is sought from, or is to be taken by, the shareholders. The biographies of McClatchy’s non-director executive officers are presented under this section merely for convenient reference.

Voting Matters

Only Class A shareholders are entitled to vote on the nominees for Class A director. If you are a Class A shareholder, with respect to each nominee for Class A director, you may vote for the nominee or you may withhold your vote. If you withhold your vote with respect to any or all nominees for Class A director, your vote will be counted as present for purposes of determining a quorum but will not be counted as a vote in favor of the proposal. The four nominees for Class A director receiving the highest number of votes from Class A shareholders, in person or by proxy, will be elected as the Class A directors.

Only Class B shareholders are entitled to vote on the nominees for Class B director. If you are a Class B shareholder, with respect to each nominee for Class B director, you may vote for the nominee or you may withhold your vote. If you withhold your vote with respect to any or all nominees for Class B director, your vote will be counted as present for purposes of determining a quorum but will not be counted as a vote in favor of the proposal. The nine nominees for Class B director receiving the highest number of votes from Class B shareholders, in person or by proxy, will be elected as the Class B directors.

Abstentions will have no effect on the outcome of Proposal 1, since the director nominees are elected by a plurality of the votes cast by the applicable classes of McClatchy common shareholders.

If you authorize the McClatchy proxy holders to vote on your behalf, your shares will be voted in accordance with your directions. If you do not provide voting directions, your shares will be voted, as applicable based on the class or classes of shares you hold, FOR each of the Class A nominees for director proposed by the Board of Directors and/or FOR each of the Class B nominees for director proposed by the Board of Directors. Whether or not you provide voting directions, your proxy, when properly executed, will be voted in the discretion of the proxy holders upon such other matters as may properly come before the meeting and postponement or adjournment thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES.

Nominees for Class A Director

Elizabeth Ballantine, 60, has been a director of McClatchy since March 1998. Prior to joining the Board of Directors, Ms. Ballantine was a director of Cowles Media Company, a position she had held since 1993. Since 1999, Ms. Ballantine has been president of EBA Associates, a consulting firm. From 1993 to 1999 she was an attorney in the Washington, D.C. law firm of Dickstein, Shapiro, Morin and Oshinsky LLP. From 1990 until 1993, she worked as a private consultant advising clients on international business investments. Ms. Ballantine is a trustee of Grinnell College in Iowa and was chair of the Governing Board of the National Cathedral School in Washington, D.C. Since December 2004, Ms. Ballantine has been a director of the mutual funds of the Principal Financial Group of Des Moines, Iowa. She also serves on the board of directors of the Durango Herald, Inc. of Durango, Colorado.

Kathleen Foley Feldstein, 68, has been a director of McClatchy since 2006, joining the Board of Directors upon the close of McClatchy’s acquisition of Knight-Ridder, Inc. on June 27, 2006. Ms. Feldstein served on the Knight-Ridder board of directors from 1998 to the date of the acquisition. Since 1987, she has been president of Economics Studies, Inc., a private consulting firm in Massachusetts. She serves on the board of directors of BlackRock Closed End Funds and was chairman of the board of directors of McLean Hospital in Belmont, Mass. from 2000 to 2008. She is a director of Partners Community Health Care, Inc., a not for profit company.

S. Donley Ritchey, 75, has been a director of McClatchy since July 1985. He retired from Lucky Stores, a diversified retail company, in 1986, where he was chief executive officer and chairman of its board of directors. Mr. Ritchey currently is a director of De La Salle Institute and John Muir Physician Network and is managing partner of Alpine Partners, a family investment general partnership. He is a retired director of AT&T, Inc. and John Muir Health where he served as board chair.

Frederick R. Ruiz, 65, has been a director of McClatchy since July 1993. He serves as chairman and chief executive officer of Ruiz Foods, Inc., a privately held frozen food company, and was president and chief executive officer of that company from 1990 to 1998. Mr. Ruiz currently serves on the boards of directors of Gottschalks, Inc. and the California Chamber of Commerce. He is a member of the Business Advisory Council of California State University, Fresno and a member of the UC Board of Regents.

Nominees for Class B Director

Leroy Barnes, Jr., 57, has been a director of McClatchy since September 2000. Mr. Barnes is the retired vice president and treasurer of PG&E Corporation, a position he held from 2001 to 2005. From 1997 to 2001, Mr. Barnes was vice president and treasurer of Gap, Inc. Prior to that, Mr. Barnes held various executive positions with Pacific Telesis Group/SBC Communications. Earlier in his career, Mr. Barnes was a consultant at Touche Ross & Co., a predecessor of Deloitte & Touche. Mr. Barnes received his Bachelor’s and Master’s degrees from Stanford University, and his MBA from Stanford Business School. Mr. Barnes is also a member of the boards of directors of Frontier Communications, Inc. (formerly Citizens Communications, Inc.) and Herbalife, Ltd.

Molly Maloney Evangelisti,1 56, has been a director of McClatchy since July 1995. She worked in various capacities for The Sacramento Bee from October 1978 to December 1996, including the oversight of special projects.

Larry Jinks, 80, has been a director of McClatchy since July 1995. He spent 37 years with Knight Newspapers and Knight-Ridder, Inc., a newspaper publishing company. During that time, he served as managing editor of The Miami Herald from 1966 to 1972, as executive editor of The Miami Herald from 1972 to 1976, as

[1]	Molly Maloney Evangelisti and Brown McClatchy Maloney are siblings. Kevin S. McClatchy and William McClatchy are cousins to each other and to Mrs. Evangelisti and Mr. Maloney.

editor of the San Jose Mercury News from 1977 to 1981, as a corporate officer of Knight-Ridder from 1981 to 1989, and as publisher of the San Jose Mercury News from 1989 to 1994. He is a former member of the executive committee of the Media Management Center at Northwestern University and former chairman of the Knight Foundation’s Journalism Advisory Committee.

Joan F. Lane, 80, has been a director of McClatchy since March 1989. She is currently a special assistant to the board of trustees and to the president of Stanford University. She served on the board of directors of the James Irvine Foundation from 1990 to 2001 and the Brown Group, Inc. from 1985 to 1996. From 1984 to 1991, she was a trustee of the San Francisco Foundation. Mrs. Lane served as special assistant to the dean of the School of Humanities and Sciences of Stanford University from 1982 to 1992. She was a member of the board of trustees of Smith College from 1978 to 1985 and chairman of the board from 1982 to 1985.

Brown McClatchy Maloney,1 53, has been a director of McClatchy since September 2004. Mr. Maloney is the owner of Olympic View Publishing, publisher of Sequim Gazette, and Radio Pacific, owner of KONP radio, an ABC affiliate in western Washington State. From 1974 to 1989, prior to his ownership of Olympic View Publishing and Radio Pacific, Mr. Maloney held various circulation and advertising positions at the Anchorage Daily News, The Sacramento Bee and The Fresno Bee. He served as the president of Washington Newspaper Publishers Association from 1996 to 1997 and is the former president of the Washington Newspaper Publishers Association Foundation.

Kevin S. McClatchy,1 46, has been a director of McClatchy since September 1998. From 1996 to 2007, he was the managing general partner and chief executive officer of the Pittsburgh Pirates major league baseball team. From 1994 to 1995, he was president of the Northern California Sports Development Group and The Modesto A’s, a minor league baseball team. Mr. McClatchy held various positions with McClatchy from 1990 to 1994, including serving as sales director for The Newspaper Network, Inc., advertising director at the Amador Ledger Dispatch and sales representative for The Sacramento Bee.

William McClatchy,1 47, has been a director of McClatchy since September 2004. Mr. McClatchy is an entrepreneur, journalist and co-founder of Index Investing, LLC. He currently serves as editor of Index Investing’s ETFzone.com, a website supplying content concerning exchange-traded index funds. In 1999, Mr. McClatchy co-founded indexfunds.com, a website for index investing content. From 1987 through 1991, Mr. McClatchy served in a variety of editorial positions for computer magazines, including staff writer at PC Week and MAC Week, and microcomputing editor at Information Week. From 1993 to 1996, Mr. McClatchy worked as a reporter for The Fresno Bee.

Theodore R. Mitchell, 53, has been a director of McClatchy since September 2001. He is president and chief executive officer of NewSchools Venture Fund, a national funder of education innovations, a position he has held since September 2005. He also currently serves as president of the California State Board of Education. He was president of Occidental College in Los Angeles, a position he held from July 1999 to August 2005. Dr. Mitchell was vice president of education and strategic initiatives at the J. Paul Getty Trust from 1998 to 1999. Dr. Mitchell held various positions with the University of California, Los Angeles from 1992 to 1998, including serving as vice chancellor, academic planning and budget, and vice chancellor for external affairs. He served as deputy to the president and to the provost of Stanford University from 1991 to 1992. Prior to that time, he was a professor at Dartmouth College, where he also served as chair of the Department of Education.

Gary B. Pruitt, 51, has been chief executive officer of McClatchy since May 1996 and president since May 1995. In May 2001, he was named McClatchy’s chairman of the board of directors. He has been a director of McClatchy since July 1995. He served as chief operating officer of McClatchy from 1995 to 1996. From 1994 to 1995, he served as vice president, operations and technology of McClatchy. Prior to that time he was publisher of

[1]	Molly Maloney Evangelisti and Brown McClatchy Maloney are siblings. Kevin S. McClatchy and William McClatchy are cousins to each other and to Mrs. Evangelisti and Mr. Maloney.

The Fresno Bee from 1991 to 1994. He served McClatchy as secretary and general counsel from 1987 to 1991 and counsel from 1984 to 1987. He currently serves as a member of the board of directors of the Associated Press and is chairman of the board of directors of both the James Irvine Foundation and the Newspaper Association of America.

Other Executive Officers

G. Lynn Dickerson, 51, was named vice president, operations of McClatchy effective on June 27, 2006. She oversees McClatchy’s newspaper operations in Texas and the Southeast. Ms. Dickerson served as publisher and president of McClatchy’s Modesto Bee newspaper from May 2000 to June 2006. Before joining McClatchy in 2000, she spent four years as publisher and president of the Times Record News in Wichita Falls, Texas, an E.W. Scripps newspaper, and was publisher and president of Harte-Hanks Community Newspapers in suburban Dallas, Texas from 1992 to 1996. Ms. Dickerson is a past president of the Texas Daily Newspaper Association and past president of the California Newspaper Publishers Association.

Heather L. Fagundes, 40, has been vice president, human resources of McClatchy since April 2004. Ms. Fagundes was director of human resources for McClatchy corporate from December 1996 to April 2004. Ms. Fagundes joined McClatchy in 1992 as a human resources generalist. Ms. Fagundes was the chairperson of the 2004 Sacramento Workplace Excellence Leaders Award Committee and in 2002 was the president of the Sacramento Area Human Resources Association.

Christian A. Hendricks, 46, has been vice president, interactive media of McClatchy since August 1999. He joined McClatchy in 1992 as advertising manager, marketing for The Fresno Bee. From 1993 to 1994 he served as marketing director for The Fresno Bee. In 1994 he was named manager of technology for McClatchy. He held this position until 1996 when he was promoted to president and publisher of Nando Media (now known as McClatchy Interactive), McClatchy’s interactive publishing and software development operation, where he served until August 1999. Mr. Hendricks serves on the Newspaper Association of America Foundation Board.

Karole Morgan-Prager, 46, has been general counsel and corporate secretary of McClatchy since July 1995 and was named vice president in May 1998. From 1992 to 1995, she was associate general counsel of The Times Mirror Company. She was an associate with the law firm of Morrison & Foerster LLP from 1987 to 1992. Ms. Morgan-Prager is a member of the National Advisory Council of the National Center for Courts and Media and a Member of the board of directors of the Media Law Resource Center.

Patrick J. Talamantes, 44, has been vice president, finance, and chief financial officer of McClatchy since April 2001. In addition, from April 2001 to December 2002, he served as McClatchy’s treasurer. Prior to joining McClatchy, he was with Sinclair Broadcast Group, Inc., a television broadcasting company, from 1996 to 2001, and served the last two years as chief financial officer. Mr. Talamantes was treasurer of River City Broadcasting LP, a broadcasting company located in St. Louis, from 1995 to 1996, and spent nine years in various banking positions with Chemical Bank of New York.

Robert J. Weil, 58, has been vice president, operations of McClatchy since September 1997, overseeing McClatchy’s operations in the Northwest and the Midwest. He was named to this position after 17 years as a newspaper publisher. Mr. Weil joined McClatchy as publisher of The Fresno Bee in 1994. From 1992 to 1994, he was president and chief operating officer for Persis Media, a privately held company with newspapers in Washington and Tennessee. Mr. Weil held other senior management positions with Persis and Gannett Co. from 1973 to 1992. He currently serves as treasurer on the board of directors of American Press Institute.

Frank R. J. Whittaker, 59, has been vice president, operations of McClatchy since September 1997. He oversees McClatchy’s operations in California, Florida and Kentucky. Mr. Whittaker joined McClatchy as general manager of The Sacramento Bee in 1985. From 1990 to 1997, he served as both president and general manager of The Sacramento Bee. From 1972 to 1985, Mr. Whittaker served The Toronto Star newspaper in Canada in a variety of management positions, including director of strategic planning and circulation director.

Mr. Whittaker is past president of the California Newspaper Publishers Association and serves on the board of the Audit Bureau of Circulations. In November 2002, Mr. Whittaker was named treasurer of the Audit Bureau of Circulations.

Item 2.    Ratification of Deloitte & Touche LLP as McClatchy’s Independent Registered Public Accounting Firm

Overview

The Audit Committee of the Board of Directors has appointed, subject to ratification by the shareholders, Deloitte & Touche LLP as its independent registered public accounting firm for the fiscal year ending December 27, 2009. Representatives of Deloitte & Touche LLP will be present at the annual meeting and will have an opportunity to make a statement if they desire. They will also be available at the annual meeting of shareholders to respond to appropriate questions.

Fees Billed to McClatchy by Deloitte & Touche LLP

The following table shows the fees paid or accrued by McClatchy for the audit and other services provided by Deloitte & Touche LLP for fiscal 2008 and 2007.

	2008	2007
Audit Fees(1)	$2,570,000	$2,796,000
Audit-Related Fees(2)	215,000	413,290
Tax Fees(3)	94,787	617,224
All Other Fees	—	—

Total	$2,879,787	$3,826,514

(1)

Audit fees represent fees for professional services provided in connection with the audit of our financial statements and our controls over financial reporting and review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.

(2)	Audit-related fees consisted primarily of accounting consultations, employee benefit plan audits, services related to business acquisitions and divestitures and other attestation services.
(3)	Tax fees for fiscal 2008 and 2007, respectively, consisted primarily of $10,750 and $8,500 for tax compliance and $84,037 and $608,724 for tax advice and tax planning.

In considering the services provided by Deloitte & Touche, the Audit Committee discussed the nature of the services with the independent auditors and management and determined that the services were compatible with the provision of independent audit services permitted under the rules and regulations of the SEC and the Sarbanes-Oxley Act of 2002. All of the fees paid or accrued reflected in the table above were paid or accrued in connection with engagements that were approved according to the Audit Committee’s pre-approval policy described below.

Audit Committee Pre-approval Policy

All audit and permissible non-audit services provided to McClatchy by Deloitte & Touche are pre-approved by the Audit Committee, or subject to the procedure established by the Audit Committee, by the Chairman of the Audit Committee if the fees for services involved are less than $50,000.

Voting Matters

If you authorize the McClatchy proxy holders to vote on your behalf, your shares will be voted in accordance with your directions. If you do not provide voting directions, your shares will be voted FOR ratification of the appointment of Deloitte & Touche LLP as McClatchy’s independent registered public accounting firm. Whether or not you provide voting directions, your proxy, when properly executed, will be voted in the discretion of the proxy holders upon such other matters as may properly come before the meeting and postponement or adjournment thereof.

The Board of Directors unanimously recommends that McClatchy stockholders vote “FOR” ratification of the appointment of Deloitte & Touche LLP as McClatchy’s independent registered public accounting firm.

CORPORATE GOVERNANCE AND BOARD MATTERS

General

The Board of Directors is responsible for overseeing the Company’s affairs for the benefit of McClatchy’s shareholders. The principal functions of the Board and its Committees are described in our Corporate Governance Guidelines, which are available on our website at www.mcclatchy.com or a copy of this document may be obtained, without charge, upon the request of any shareholder by contacting McClatchy at (916) 321-1846. For fiscal year 2008, the chief executive officer of McClatchy certified to the NYSE that McClatchy was in compliance with the NYSE’s corporate governance listing standards.

In addition, we have also adopted a written code of business conduct and ethics that applies to all of our officers, directors and employees, as well as a code of ethics for senior officers that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. These codes of ethics can also be found on our website at www.mcclatchy.com or copies of these documents may be obtained, without charge, upon the request of any shareholder by contacting McClatchy at (916) 321-1846. Any waivers of the code of ethics will be posted on our website.

Board Independence

The Board has determined that each of the current director nominees, other than Gary Pruitt, Chairman, President and Chief Executive Officer, and William McClatchy, who is the son of McClatchy’s former Publisher, James B. McClatchy (who retired in June 2005 and died in June 2006), has no material relationship with the Company and is “independent” within the meaning of the NYSE listing standards, as currently in effect. In evaluating the independence of Molly Maloney Evangelisti and Brown McClatchy Maloney, the Board took into consideration that they are cousins of James McClatchy and William McClatchy and in evaluating the independence of Kevin S. McClatchy, the Board took into consideration that he is a cousin of William McClatchy and a nephew of James B. McClatchy. The Board also considered, among other things, the overall nature of these familial relationships and that each of them lives in a separate household, and concluded that these relationships were not material with respect to the independence of each of Molly Maloney Evangelisti, Brown McClatchy Maloney or Kevin McClatchy as directors of McClatchy. Furthermore, the Board has determined that each of the members of the Audit Committee, the Compensation Committee, the Committee on the Board and the Nominating Committee is “independent” within the meaning of the NYSE listing standards, as currently in effect.

Board Structure and Committee Composition

As of the date of this proxy statement, our Board has 14 directors. William Coblentz, currently a Class B director, is not standing for reelection at the shareholders meeting. On March 24, 2009, the Board approved a decrease in the size of the Board to thirteen (13), with nine Class A directors and four Class B directors. The Board has the following five committees: (1) Audit Committee, (2) Compensation Committee, (3) Committee on the Board, (4) Nominating Committee and (5) Pension and Savings Plans Committee. The membership and function of these committees are described below. Each committee operates under a written charter that has been approved by the Board. These charters are available on our website at www.mcclatchy.com and are also available in print to any shareholder requesting copies.

The Board of Directors met eight times during fiscal 2008. No director attended fewer than 75% of the aggregate number of meetings of the board and any committee on which such director served. All directors attended the last annual meeting of shareholders. The Board has no formal policy regarding attendance at the company’s annual meetings of shareholders.

Compensation Committee

During 2008, Larry Jinks served as the chairperson and William K. Coblentz, Molly Maloney Evangelisti, Theodore R. Mitchell and S. Donley Ritchey served as members of the Compensation Committee. As set forth in its charter, the Compensation Committee reviews and approves goals and objectives relevant to CEO compensation and evaluates the CEO’s performance in light of those goals and objectives. The Compensation Committee also determines the compensation of the CEO and the other executive officers and recommends to the Board of Directors compensation of the non-employee directors, administers McClatchy’s incentive compensation and equity-based plans, oversees and assists in preparing the Compensation Discussion & Analysis for inclusion in the proxy statement, provides a description of the processes and procedures for the consideration and determination of executive and director compensation for inclusion in the proxy statement, prepares a Compensation Committee report for inclusion in the Company’s proxy statement, and annually reviews the Compensation Committee charter and the Committee’s performance. The report of the Compensation Committee is included in this proxy statement on page 21.

The Compensation Committee generally meets in July each year to consider compensation trends and best practices in compensation policies and their applicability to McClatchy. The Committee meets again in December each year to determine compensation (including base salary, bonus targets and long-term incentive awards) for the executive officers, other than Mr. Pruitt’s bonus targets (as discussed below), for the following fiscal year. Mr. Pruitt then determines the particular bonus goals for the executive officers within the targets established by the Committee. At the beginning of each fiscal year, Mr. Pruitt also determines the amount of the bonus paid to the other executive officers for the prior fiscal year based on whether the goals have been attained. In January, the Compensation Committee meets to determine the bonus award for the prior fiscal year for Mr. Pruitt and to set the bonus formula for his bonus for the current fiscal year. For additional information on Mr. Pruitt’s role in the executive compensation setting process for our named executive officers in 2008, see the “Compensation Discussion and Analysis” below.

For assistance and objective data in determining the compensation of the executive officers, for each of the last several years, including in 2008, the Compensation Committee engaged Towers Perrin, an outside executive compensation consultant, to analyze general market trends in executive compensation and the compensation of the Company’s executive officers, including the named executive officers, compared to its Media Industry Databank, a comprehensive survey of the compensation paid by other media companies. Towers Perrin does not determine or recommend the amount or form of executive officer or non-employee director compensation, but instead provides requested data to the Committee, as more fully described in the “Compensation Discussion and Analysis” below.

The Compensation Committee has delegated to Mr. Pruitt the authority to grant a limited number of SARs and long-term incentive awards to non-executive employees. The Committee determines the total number of SARs and other awards that Mr. Pruitt is permitted to grant annually. Mr. Pruitt makes grants of equity awards to new hires or promoted employees, with a grant date as of the employee’s first day of employment or effective date of promotion and, with respect to SARs and options, at an exercise price equal to the closing market price of our Class A Common Stock on the date of grant.

The Compensation Committee is comprised solely of non-employee directors of McClatchy, all of whom are independent pursuant to New York Stock Exchange rules. The Compensation Committee held four meetings during fiscal 2008.

Audit Committee

S. Donley Ritchey serves as the chairperson and Leroy Barnes, Jr., Kathleen Foley Feldstein, Larry Jinks, Joan F. Lane, and Frederick R. Ruiz serve as members of the Audit Committee. Until April 2007, Mr. Ritchey served as chair of the AT&T, Inc. audit committee. Mr. Barnes also serves on the audit committees of Herbalife, Ltd. and Frontier Communications, Inc. The Board has made an affirmative determination that service on such other audit committees does not impair Mr. Barnes’ ability to serve effectively on McClatchy’s Audit Committee. The Board has designated Mr. Ritchey and Mr. Barnes as “audit committee financial experts” as defined by Item 401(h) of Regulation S-K. The Audit Committee has been established in accordance with Section 10A(m)(1) and Rule 10A-3 of the Securities Exchange Act of 1934, as amended. Among other things, the Audit Committee appoints, evaluates and determines the compensation of McClatchy’s independent auditors; reviews and approves the scope of the annual audit, and the financial statements; reviews McClatchy’s disclosure controls and procedures, internal controls, information security policies, internal audit function, and corporate policies with respect to financial information and earnings guidance, if provided by the Company; oversees investigations into complaints concerning financial matters; reviews other risks that may have a significant impact on McClatchy’s financial statements; prepares the Audit Committee report for inclusion in the annual proxy statement; and annually reviews the Audit Committee charter and the Committee’s performance. The Audit Committee works closely with management and oversees McClatchy’s independent auditors. The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding from McClatchy for, outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties. The Audit Committee regularly meets separately with members of management, the director of internal audit and McClatchy’s independent auditors. The Audit Committee held 11 meetings during fiscal 2008. The report of the Audit Committee is included in this proxy statement on page 38.

Committee on the Board

Joan F. Lane serves as the chairperson and Elizabeth Ballantine, Leroy Barnes, Jr., William K. Coblentz, Molly Maloney Evangelisti, Larry Jinks, Kevin S. McClatchy, and Theodore R. Mitchell serve as members of the Committee on the Board. The Committee on the Board advises the Board of Directors with respect to corporate governance issues and such other matters relating to directors as may be deemed appropriate, including development of corporate governance principles applicable to McClatchy, evaluation of the composition and organization of the Board of Directors and its committees, and recommendation of qualifications, expertise and characteristics for potential Board members. The Committee on the Board annually reviews its charter and the Committee’s performance. The Committee on the Board held two meetings during fiscal 2008.

Nominating Committee

During 2008, Theodore R. Mitchell served as the chairperson and Elizabeth Ballantine, Larry Jinks, Brown McClatchy Maloney and S. Donley Ritchey served as members of the Nominating Committee. The Nominating Committee conducts searches and evaluates and proposes nominees for election to the Board based on criteria approved by the Board. The Nominating Committee evaluates and recommends the proposal for the board slate for election by the shareholders and will consider recommendations from shareholders for director candidates, as described below. The Nominating Committee annually reviews its charter and the Committee’s performance. The Nominating Committee held one meeting during fiscal 2008.

Pension and Savings Plans Committee

Leroy Barnes, Jr. serves as the chairperson and Joan F. Lane, Kevin S. McClatchy, William McClatchy, Theodore R. Mitchell and Gary B. Pruitt serve as members of the Pension and Savings Plans Committee. The Pension and Savings Plans Committee reviews McClatchy’s pension funding policy and objectives, monitors the investment of the assets in McClatchy’s 401(k) and Pension Plans, and recommends appropriate related action to the Board of Directors. The Pension and Savings Plans Committee annually reviews its charter and the Committee’s performance. The Pension and Savings Plans Committee held two meetings during fiscal 2008.

Consideration of Director Nominees

Shareholder Nominees

Any shareholder nominations proposed for consideration by the Nominating Committee for Board membership should include the nominee’s name and qualifications and should be addressed to:

Corporate Secretary

The McClatchy Company

2100 Q Street

Sacramento, CA 95816

Director Qualifications

Under our Corporate Governance Guidelines, the Committee on the Board is responsible for reviewing with the Board the appropriate skills and characteristics of Board members, as well as the composition of the Board as a whole. Under these criteria, Board candidates should demonstrate high ethical standards, capacity for leadership and broad business or professional experience. In assessing a candidate, the Nominating Committee will consider skills; diversity; age; independence; geographic proximity to our newspapers and other operations; experience in areas such as operations, journalism, finance, interactive media and marketing; and the general needs of the Board.

Identifying and Evaluating Nominees for Directors

The Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for director. In the event vacancies are anticipated or otherwise arise, the Nominating Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating Committee through current Board members, professional search firms, shareholders or other persons. These candidates are evaluated at meetings of the Nominating Committee and may be considered at any point during the course of the year. The Nominating Committee will consider properly submitted nominees of shareholders, as discussed above. The nominees standing for election at the 2008 annual meeting were recommended by the Nominating Committee in early 2008.

Executive Sessions

Executive sessions of non-management directors are held at least three times per year, as scheduled by the non-management director chairing the sessions. In addition, at least once each year, the independent directors meet in executive session. Executive sessions of the Board are scheduled and chaired by the Chair of the Committee on the Board. Joan Lane is the current chair of the Committee on the Board. Any non-management director may also request that additional executive sessions be scheduled.

Communication with the Board

Individuals may communicate with the Board by addressing correspondence to:

The Board of Directors

The McClatchy Company

c/o Corporate Secretary

2100 Q Street

Sacramento, CA 95816

All communication received will be reviewed and processed by the Corporate Secretary and communicated to the Board of Directors as appropriate. If you wish to contact only non-management directors, please direct correspondence to the Chair of the Committee on the Board at the address above.

PRINCIPAL SHAREHOLDERS

Class A Common Stock

The following table shows information about the beneficial ownership of shares of Class A Common Stock as of March 23, 2009, by each director and nominee for director; McClatchy’s chief executive officer; each of McClatchy’s four most highly compensated executive officers other than the chief executive officer; all directors, nominees for director and executive officers of McClatchy as a group; and each person known by McClatchy to beneficially own more than 5% of the outstanding shares of the Class A Common Stock.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. All shares of Class A Common Stock subject to options exercisable within 60 days following the record date are deemed beneficially owned by the person holding those options. Also, each holder of Class B Common Stock is deemed to be the beneficial owner of the same number of shares of Class A Common Stock under the Securities and Exchange Commission rules, on the basis that he or she has the right, subject to the terms of the shareholders’ agreement described later in this proxy statement, to convert Class B Common Stock into Class A Common Stock. See the section entitled “Agreement Among Class B Shareholders.” For purposes of calculating the percentage of outstanding shares of Class A Common Stock beneficially owned by each shareholder, the shares of Class A Common Stock deemed to be owned by each shareholder because of his or her ownership of either Class B Common Stock or options to acquire Class A Common Stock are treated as outstanding only for that shareholder. As a result, the column showing the percentage of deemed beneficial ownership of Class A Common Stock does not necessarily reflect the beneficial ownership of Class A Common Stock actually outstanding as of the close of business on the record date.

		Deemed Beneficial Ownership of Class A Common Stock
Directors and Nominees for Director; Named Executive Officers; Directors and Executive Officers as a Group; Beneficial Owners of More Than 5% of Total Shares of Class Outstanding(1)	Number of Shares of Class A Common Stock	Number of Shares of Class A Common Stock		Percent of Class
William K. Coblentz	20,700	12,986,477	(2)(3)	18.29%
William Ellery McClatchy	125	12,949,652	(2)	18.24%
William McClatchy	1,690	12,911,940	(2)(4)	18.12%
Leroy Barnes, Jr.	1,200	12,517,450	(5)	17.74%
Molly Maloney Evangelisti	100,502	5,575,252	(6)	8.79%
Brown McClatchy Maloney	7,551	5,206,261	(7)	8.23%
Kevin S. McClatchy	1,200	929,945	(8)	1.58%
Gary B. Pruitt	43,796	711,921	(9)	1.21%
Frank R. J. Whittaker	8,095	252,595	(10)	*
Robert J. Weil	6,904	251,404	(11)	*
Patrick J. Talamantes	5,239	177,937	(12)	*
Lynn Dickerson	3,119	104,369	(13)	*
Elizabeth Ballantine	43,290	64,540	(14)	*
Frederick R. Ruiz	11,075	32,325	(15)	*
Joan F. Lane	4,325	25,575	(16)	*
S. Donley Ritchey	7,825	24,075	(17)	*
Larry Jinks	3,617	22,367	(18)	*
Theodore R. Mitchell	1,200	14,950	(19)	*
Kathleen Foley Feldstein	3,383	3,383		*
Ariel Investments, LLC	16,060,006	16,060,006	(20)	27.67%
Barclays Global Investors, NA	3,533,899	3,533,899	(21)	6.09%
Bestinver Gestion S.A., SGIIC	9,776,396	9,776,396	(22)	16.85%
Brandes Investment Partners, LP.	4,340,377	4,340,377	(23)	7.48%
Chou Associates Management Inc.	5,571,077	5,571,077	(24)	9.60%
All executive officers and directors as a group (21 persons)	284,023	25,465,015	(25)	30.60%

*	Represents less than 1%.
(1)

All addresses are c/o The McClatchy Company, 2100 Q Street, Sacramento, CA 95816, except as follows: (i) Ariel Investments, LLC, 200 East Randolph Drive, Suite 2900, Chicago, IL 60601; (ii) Barclays Global Investors, NA, 400 Howard Street, San Francisco, CA 94105; (iii) Bestinver Gestion S.A., SGIIC, Madrid, Spain, Calle Juan de Mena, no 8, 28014; (iv) Brandes Investment Partners, LP, 11988 El Camino Real, Suite 500, San Diego, CA 92130; and (v) Chou Associates Management Inc., 110 Sheppard Avenue East, Suite 301, Box 18, Toronto ON M2N 6Y8.

(2)

Includes 12,500,000 shares of Class B Common Stock held under four separate trusts each with 3,125,000 shares and different income beneficiaries. William McClatchy, William Ellery McClatchy, William K. Coblentz and Leroy Barnes share joint voting and investment control with respect to these trusts. Also, in the case of William K. Cobletnz and William Ellery McClatchy, includes 449,527 shares of Class B Common Stock over which they share joint voting and investment control as co-trustees of certain trusts established under the will of Charles K. McClatchy, deceased.

(3)	Includes 16,250 shares subject to stock options which are currently exercisable or exercisable within 60 days.
(4)	Includes 5,250 shares subject to stock options which are currently exercisable or exercisable within 60 days.
(5)	Includes 16,250 shares subject to stock options which are currently exercisable or exercisable within 60 days.
(6)	Includes 21,250 shares subject to stock options which are currently exercisable or exercisable within 60 days.
(7)	Includes 5,250 shares subject to stock options which are currently exercisable or exercisable within 60 days.
(8)	Includes 21,250 shares subject to stock options which are currently exercisable or exercisable within 60 days.
(9)

Includes (i) 658,750 shares subject to stock options which are currently exercisable or exercisable within 60 days; and (ii) 9,375 shares of restricted stock which were granted on January 24, 2006, and vest subject to certain performance criteria on January 24, 2010.

(10)	Includes 244,500 shares subject to stock options which are currently exercisable or exercisable within 60 days.
(11)	Includes 244,500 shares subject to stock options which are currently exercisable or exercisable within 60 days.
(12)	Includes 174,250 shares subject to stock options which are currently exercisable or exercisable within 60 days.
(13)	Includes 101,250 shares subject to stock options which are currently exercisable or exercisable within 60 days.
(14)	Includes 21,250 shares subject to stock options which are currently exercisable or exercisable within 60 days.
(15)	Includes 21,250 shares subject to stock options which are currently exercisable or exercisable within 60 days.
(16)	Includes 21,250 shares subject to stock options which are currently exercisable or exercisable within 60 days.
(17)	Includes 16,250 shares subject to stock options which are currently exercisable or exercisable within 60 days.
(18)	Includes 18,750 shares subject to stock options which are currently exercisable or exercisable within 60 days.
(19)	Includes 13,750 shares subject to stock options which are currently exercisable or exercisable within 60 days.
(20)	Based on a Schedule 13G/A filed on February 13, 2009. Ariel Investments, LLC has shared voting power with respect to 13,253,206 shares and shared dispositive power with respect to 16,060,006 shares.
(21)

Based on a Schedule 13G filed on February 5, 2009. Includes beneficial ownership of entities and individuals affiliated with Barclays Global Investors, NA including Barclays Global Fund Advisors. Barclays Global Investors, NA has sole voting power with respect to 3,363,395 shares and sole dispositive power with respect to 3,533,899 shares.

(22)	Based on a Schedule 13G filed on October 9, 2008.

(23)

Based on a Schedule 13G/A filed on February 12, 2009. Includes beneficial ownership of entities and individuals affiliated with Brandes Investment Partners, L.P., including Brandes Investment Partners, Inc., Brandes Worldwide Holdings, L.P., Charles H. Brandes, Glenn R. Carlson and Jeffrey A. Busby. Brandes Investment Partners, L.P. has shared voting power with respect to 3,045,805 shares and shared dispositive power with respect to 4,340,377 shares.

(24)

Based on a Schedule 13G filed on August 25, 2008. Includes beneficial ownership of entities and individuals affiliated with Chou Associates Management Inc., including Francis S. M. Chou and Chou Associates Fund.

(25)

Includes those shares subject to options indicated in notes (3) through (19) above and 1,923,812 shares subject to stock options not otherwise included in notes (3) through (19) above, which are currently exercisable or exercisable within 60 days.

Class B Common Stock

The following table shows information about the beneficial ownership of shares of Class B Common Stock as of March 23, 2009 by each director and nominee for director; McClatchy’s chief executive officer; each of McClatchy’s four most highly compensated executive officers other than the chief executive officer; all directors, nominees for director and executive officers of McClatchy as a group; and each person known by McClatchy to beneficially own more than 5% of the outstanding shares of the Class B Common Stock. Pursuant to the Shareholders’ Agreement described below, only current holders of shares of Class B Common Stock of McClatchy; any lineal descendant of Charles K. McClatchy (1858 to 1936); or a trust for the exclusive benefit of, or in which all of the remainder beneficial interests are owned by, one or more lineal descendants of Charles K. McClatchy may hold shares of Class B Common Stock of McClatchy. Accordingly, other than as listed below, no officer or director beneficially owns shares of the Class B Common Stock.

Directors and Nominees for Director; Named Executive Officers; Directors and Executive Officers as a Group; Beneficial Owners of More Than 5% of Total Shares of Class Outstanding(1)	Number of Shares of Class B Common Stock Beneficially Owned		Percent of Class
William Ellery McClatchy	12,949,527	(2)	51.69%
William K. Coblentz	12,949,527	(3)	51.69%
William McClatchy	12,905,000	(4)	51.51%
Leroy Barnes	12,500,000	(5)	49.90%
Molly Maloney Evangelisti	5,453,500	(6)	21.77%
Brown McClatchy Maloney	5,193,460	(7)	20.73%
Kevin S. McClatchy	907,495		3.62%
All executive officers and directors as a group (21 persons)	23,258,982	(8)	92.85%

(1)	All addresses are c/o The McClatchy Company, 2100 Q Street, Sacramento, CA 95816.
(2)

Includes 12,500,000 shares of Class B Common Stock held under four separate trusts each with 3,125,000 shares and different income beneficiaries. William McClatchy, William Ellery McClatchy, William K. Coblentz and Leroy Barnes share joint voting and investment control with respect to these trusts. William Ellery McClatchy disclaims beneficial ownership of all but 3,125,000 shares in one such trust as to which he has a present income interest. Also includes 449,527 shares of Class B Common Stock over which William Ellery McClatchy and William K. Coblentz share joint voting and investment control as co-trustees of certain trusts established under the will of Charles K. McClatchy, deceased. William Ellery McClatchy disclaims beneficial ownership of these shares.

(3)

Includes 12,500,000 shares of Class B Common Stock held under four separate trusts each with 3,125,000 shares and different income beneficiaries. William McClatchy, William Ellery McClatchy, William K. Coblentz and Leroy Barnes share joint voting and investment control with respect to these trusts. Also includes 449,527 shares of Class B Common Stock over which William Ellery McClatchy and William K. Coblentz share joint voting and investment control as co-trustees of a trust established under the will of Charles K. McClatchy, deceased. William K. Coblentz disclaims beneficial ownership of these shares.

(4)	Includes 12,500,000 shares of Class B Common Stock held under four separate trusts each with 3,125,000 shares and different income beneficiaries. William McClatchy, William Ellery McClatchy, William K. Coblentz and Leroy Barnes share joint voting and investment control with respect to these trusts. William Ellery McClatchy disclaims beneficial ownership of all but 3,125,000 shares in one such trust as to which he has a present income interest. William McClatchy disclaims beneficial ownership of these shares.

(5)

These shares are held under four separate trusts each with 3,125,000 shares of Class B Common Stock and different income beneficiaries. William McClatchy, William Ellery McClatchy, William K. Coblentz and Leroy Barnes share joint voting and investment control with respect to these trusts. Leroy Barnes disclaims beneficial ownership of these shares.

(6)

Includes 1,650,000 shares of Class B Common Stock held in trust over which Molly Maloney Evangelisti and Brown McClatchy Maloney share joint voting and investment control as co-trustees. Molly Maloney Evangelisti is a beneficiary under this trust.

(7)

Includes 1,650,000 shares of Class B Common Stock held in a trust over which Brown McClatchy Maloney and Molly Maloney Evangelisti share joint voting and investment control as co-trustees. Brown McClatchy Maloney is a beneficiary under this trust. Also includes 365,660 shares of Class B Common Stock held in four trusts for the benefit of each of his four children, each containing 91,165 shares. Brown McClatchy Maloney has sole voting and investment control with respect to these trusts. Brown McClatchy Maloney disclaims beneficial ownership of these shares.

(8)	Includes those shares of Class B Common Stock indicated in notes (2) through (7) above.

Agreement Among Class B Shareholders

The holders of shares of Class B Common Stock are parties to an agreement, the intent of which is to preserve control of the company by the McClatchy family. Under the terms of the agreement, the Class B shareholders have agreed to restrict the transfer of any shares of Class B Common Stock to one or more “Permitted Transferees,” subject to certain exceptions. A “Permitted Transferee” is generally any current holder of shares of Class B Common Stock of McClatchy; any lineal descendant of Charles K. McClatchy (1858 to 1936); or a trust for the exclusive benefit of, or in which all of the remainder beneficial interests are owned by, one or more lineal descendants of Charles K. McClatchy.

In the event that a Class B shareholder attempts to transfer any shares of Class B Common Stock in violation of the agreement, or upon the happening of certain other events enumerated in the agreement as “Option Events,” each of the remaining Class B shareholders has an option to purchase a percentage of the total number of shares of Class B Common Stock proposed to be transferred equal to such remaining Class B shareholder’s ownership percentage of the total number of outstanding shares of Class B Common Stock. If all the shares proposed to be transferred are not purchased by the remaining Class B shareholders, McClatchy has the option of purchasing the remaining shares. In general, any shares not purchased under this procedure will be converted into shares of Class A Common Stock and then transferred freely. The agreement can be terminated by the vote of the holders of 80% of the outstanding shares of Class B Common Stock who are subject to the agreement. The agreement will terminate on September 17, 2047, unless terminated earlier in accordance with its terms.

DIRECTOR COMPENSATION

The following tables set forth the annual compensation paid or accrued by McClatchy to or on behalf of our non-employee directors for the fiscal year ended December 28, 2008.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)(3)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)(1)	(c)	(d)		(e)	(f)	(g)	(h)
Elizabeth Ballantine	$62,000	—	$14,445	(4)	—	—	—	$76,445
Leroy Barnes	$91,000	—	$14,445	(4)	—	—	—	$105,445
William Coblentz	$70,625	—	$2,316	(4)	—	—	—	$72,941
Molly Maloney Evangelisti	$68,500	—	$14,445		—	—	—	$82,945
Kathleen Foley Feldstein	$74,500	—	—	(5)	—	—	—	$74,500
Larry Jinks	$91,750	—	$2,316	(4)	—	—	—	$94,066
Joan Lane	$86,000	—	$2,316	(4)	—	—	—	$88,316
Brown McClatchy Maloney	$59,500	—	$13,077	(5)	—	—	—	$72,577
Kevin S. McClatchy	$64,000	—	$14,445	(4)	—	—	—	$78,445
William McClatchy	$60,000	—	$13,077	(5)	—	—	—	$73,077
Theodore Mitchell	$77,125	—	$14,445	(4)	—	—	—	$91,570
P. Anthony Ridder	$22,225	—	—	(5)	—	—	—	$22,225
S. Donley Ritchey	$93,000	—	$2,316	(4)	—	—	—	$95,316
Frederick R. Ruiz	$72,500	—	$14,573	(4)	—	—	—	$87,073

(1)	Includes annual retainer, committee chair fees and board and committee meeting fees, as described below.
(2)	No director received a stock award in fiscal year 2008.
(3)

Amounts shown in column (d) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 28, 2008 determined in accordance with FAS 123R, other than disregarding any estimates of forfeitures relating to service-based vesting conditions. Assumptions used in the calculation of this amount are included in footnote 10 to the Company’s audited financials contained in its Form 10-K for the year ended December 28, 2008. Because no director received an option award in fiscal year 2008, amounts in column (d) reflect the dollar amount recognized in 2008 related to option grants awarded in fiscal years 2005 and 2006.

(4)

For fiscal years 2003 through 2006, non-employee directors received 3,000 stock options at each annual meeting. For fiscal years 1998 through 2002, non-employee directors received 2,500 stock options at each annual meeting. For fiscal year 1997 and prior fiscal years, non-employee directors received 1,875 stock options at each annual meeting. Each such stock option award referenced in this footnote has a 10-year term, and vests ratably over four years commencing on each March 1 following the meeting based on continued service. The table set forth below after footnote (5) shows the vested and unvested unexercised options held by each non-employee director as of December 28, 2008.

(5)

Brown McClatchy Maloney and William McClatchy were named members of the board of directors in September 2004 and only received stock options in 2005 and 2006. Kathleen Folely Feldstein was named a member of the Board in June 2006 and has not received any grants of stock options. P. Anthony Ridder was named a member of the Board in June 2006 and did not receive any grants of stock options. Mr. Ridder left the Board as of the date of the last annual meeting of shareholders on May 13, 2008.

Outstanding Director Stock Option Awards at Fiscal Year-End

(at fiscal year ended December 28, 2008)

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable
Elizabeth Ballantine	19,750	2,250
Leroy Barnes	14,750	2,250
William Coblentz	14,750	2,250
Molly Maloney Evangelisti	19,750	2,250
Kathleen Foley Feldstein	—	—
Larry Jinks	17,750	2,250
Joan Lane	19,750	2,250
Brown McClatchy Maloney	3,750	2,250
Kevin McClatchy	19,750	2,250
William McClatchy	3,750	2,250
Theodore Mitchell	12,250	2,250
P. Anthony Ridder	—	—
S. Donley Ritchey	14,750	2,250
Frederick R. Ruiz	19,750	2,250

Director Compensation Arrangements

We use a combination of cash and stock-based compensation to attract and retain qualified individuals to serve on our Board. Generally, the Compensation Committee reviews the compensation of our non-employee directors on a bi-annual basis, with the last review occurring in January 2008. In determining director compensation, we have considered publicly-available data from companies within our industry, data collected by our human resources department regarding trends in director compensation and competitive data prepared by Towers Perrin, our outside compensation consultant. We also consider the significant amount of time that our directors devote to the business of the Company.

During fiscal 2008, McClatchy paid its non-employee directors an annual retainer of $40,000 per year plus $2,000 per day for in-person attendance at meetings of the Board of Directors and $1,500 for attendance at committee meetings. Attendance at regular Board meetings by teleconference was compensated at one-half the rate for in-person attendance. Committee chairpersons, other than the chairs of the Audit Committee and the Compensation Committee, received an additional $7,500 per year for their services. The Audit Committee chairperson received an additional $12,500 per year for his services and the Compensation Committee chairperson received an additional $8,500 per year for his services. McClatchy also reimbursed non-employee directors for reasonable expenses incurred by them in connection with the business and affairs of McClatchy. In addition, each non-employee director typically receives an annual award of shares of fully-vested Class A Common Stock under the 2004 Stock Incentive Plan. In 2007, these awards replaced stock options as the equity component of the directors’ compensation. In light of the difficult operating environment, the Board of Directors determined that non-employee directors would not receive stock or option awards in fiscal 2008.

In January 2009, the Board of Directors determined that non-employee directors would not receive stock or option grants in fiscal 2009. In addition, in March 2009, the Board determined to reduce the cash compensation paid to its non-employee directors. The Board reduced the annual retainer to $35,000 and the Board meeting fee to $1,750 (with attendance at regular Board meetings by teleconference compensated at one-half that rate). In addition, the annual retainer for the Audit Committee chair was reduced to $11,500; the annual retainer for the Compensation Committee chair was reduced to $7,750; and the annual retainer for all other committee chairs was reduced to $7,000. Committee meeting fees were reduced to $1,250 per meeting.

EXECUTIVE COMPENSATION

Report of the Compensation Committee

We have reviewed and discussed with management the Compensation Discussion and Analysis to be included in the Company’s 2009 Schedule 14A Proxy Statement, filed pursuant to Section 14(a) of the Securities Exchange Act of 1934 (the “Proxy”) and the Company’s 2008 Annual Report on Form 10-K, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the “Form 10-K”). Based on this review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy and Form 10-K.

Compensation Committee:

Larry Jinks, Chairman

William K. Coblentz

Molly Maloney Evangelisti

Theodore R. Mitchell

S. Donley Ritchey

Compensation Discussion and Analysis

Our Compensation Committee is responsible for reviewing and approving the annual compensation for the eight executive officers of the Company, which include the named executive officers set forth in the Summary Compensation Table below: the Chairman, President and Chief Executive Officer, Mr. Gary Pruitt; the Vice President of Finance and Chief Financial Officer, Mr. Patrick Talamantes; and our three Vice Presidents of Operations, Mr. Robert Weil, Mr. Frank Whittaker and Ms. Lynn Dickerson.

Objectives of Our Compensation Program

We believe the following objectives serve as the overall foundation of our executive compensation program:

•

the overall compensation of our executives should be based on the performance of the executives in managing our company, taking into consideration general economic and specific company, industry and competitive conditions as appropriate or required;

•

our executives’ compensation should not be based on the short-term performance of our stock, whether favorable or unfavorable, but rather that the price of our stock will in the long-term reflect our operating performance and, therefore, the performance of our executives in managing the company;

•	by awarding stock and other long-term incentive awards to our executives, we focus our senior management on this long-term operating performance of McClatchy; and

•

while focusing on the long-term success of the company, annual business and individual performance goals are essential components within our executive compensation program, as the consistent achievement of these more immediate goals tracks the trajectory for long-term success.

Setting of Executive Compensation

Review of Market Data.

To assist us in establishing the compensation levels of our named executive officers (“NEOs”), the Compensation Committee has, since 2005, retained Towers Perrin, a nationally recognized executive compensation consulting firm. Each year, at the request of the Compensation Committee, Towers Perrin performs a study of the compensation of senior management at McClatchy and the other media companies included in Towers Perrin’s Media Industry Database and prepares a summary of the compensation paid to senior management at these companies at the 25th, 50th and 75th percentiles. This databank includes over 100 media companies, the vast majority of which are not specific to the newspaper segment of the media industry. While the database includes the newspaper companies we view as our direct competition, the Compensation Committee does not look exclusively to the companies included in this database in setting McClatchy’s executive compensation, but instead considers the compensation trends and amounts paid in this database as a whole. We believe it is important to review the compensation paid to this wider group of companies as it provides a broader base of information and compensatory trends in our industry as a whole, and we do not limit our recruiting efforts to solely other newspaper companies. We do not “benchmark” or otherwise formally target a certain percentile within this database when setting the compensation paid to our NEOs.

Internal Analysis.

The results of the study by Towers Perrin provide a starting point for our Compensation Committee’s analysis. While our Compensation Committee does not formally “benchmark” or have any formal guidelines or policies with respect to the mix of base salary, bonus and long-term incentives, we generally attempt to set executive compensation levels at or near the median of the information included in the Towers Perrin study for base salary, annual cash incentive and total direct compensation (which includes base salary, annual cash incentive and long-term incentives), after adjustments in the data to reflect our size compared to those other companies. We believe that, based on McClatchy’s size, line of business and competitive position in attracting and retaining executives, generally targeting compensation levels at or near the median is appropriate.

In addition, our Compensation Committee subjectively reviews a number of other factors in order to determine a total compensation package for the NEOs that is intended to reward these executives for their past contributions towards McClatchy’s long-term performance and to be a catalyst for continued advancement of McClatchy’s long-term success. In this regard, the Compensation Committee reviews, in its subjective discretion, performance indicators such as:

•	achievement in revenue;

•	earnings and cash flow;

•	readership, circulation and website traffic;

•	product excellence and market acceptance;

•	strategic planning outcomes and initiatives;

•	development of new products and services;

•	interactive and direct marketing initiatives;

•	management development;

•	achievement of diversity goals in hiring practices;

•	community involvement; and

•	good corporate citizenship.

The Compensation Committee annually evaluates the trends within and among these indicators, and, while the Compensation Committee gives more weight overall to financial indicators, no one indicator is specifically weighted more than another. The Compensation Committee also takes into consideration overall individual executive performance, based in part on the subjective assessment provided by Mr. Pruitt with respect to each officer’s performance during the prior year, each officer’s pay as compared to other officers and general economic and industry conditions affecting McClatchy. We discuss the material considerations affecting our NEO compensation levels during 2008 below.

With regard to the compensation of Mr. Pruitt, we also specifically take into account the compensation levels of the chief executive officers at ten other newspaper companies as reported by those companies, given that we consider these companies our primary competitors. These companies include:

• Belo Corporation	• Lee Enterprises, Inc.

• E.W. Scripps Company	• Media General, Inc.

• Gannett Company, Inc.	• New York Times Company

• Journal Communications, Inc.	• Tribune Co.

• Journal Register Company	• Washington Post Company

Each of the companies is usually included in the Towers Perrin databank discussed above, although, in any given year, a particular company may determine not to participate in the Towers Perrin survey and therefore may not be included in the databank. Also, in reviewing this information, we generally take into account the fact that these companies, while all newspaper companies, vary in size based on revenue, operating cash flow, circulation and readership. Towers Perrin compiles this data for us given that the company-specific information is included in their proprietary databank. The Committee believes it is helpful, as noted above, to consider the compensation levels at these companies given that we consider them our primary competitors for executive talent.

Elements of Our Compensation Program

We compensate our NEOs through a mix of:

•	annual base salary;

•	annual cash incentives based on achievement of performance objectives on an individual and unit and/or company-wide basis, as applicable;

•	cash incentives under the Amended and Restated Long-Term Incentive Plan (“L-TIP”), based upon growth in pre-tax earnings per share over a three-year period of time;

•	stock option, stock appreciation rights, and, in previous years, performance shares; and

•	retirement benefits.

As stated above, the Committee does not have any formal guidelines or policies regarding the mix of these pay components from year to year, although we do informally look to the median of the companies included in the Towers Perrin survey with respect to each officer’s base salary, annual cash incentive and total direct compensation. As a result, the Committee considers each compensation element separately and together as a total compensation package in making decisions to achieve a level of compensation targeted toward the median of the companies within the survey.

Base Pay

In determining each NEO’s base pay for 2008, our Compensation Committee reviewed the Towers Perrin analysis described above and considered the recommendations of Mr. Pruitt for the officers other than himself. In light of the difficult operating environment for the Company and newspaper companies generally as well as the economic downturn in the markets the Company’s newspapers serve, Mr. Pruitt recommended that all executive salaries, including his own, be frozen for fiscal 2008 at fiscal 2007 levels. With regard to Ms. Dickerson, Mr. Pruitt recommended that her base salary be increased to the same level as Messrs. Weil and Whittaker to reflect her level of responsibility. Based on Mr. Pruitt’s recommendations, the Compensation Committee agreed that there would be no base salary increases in 2008 for any of the executive officers, including himself, other than Ms. Dickerson.

In addition in December 2008, our Compensation Committee determined that none of our executive officers, including the NEOs, would receive a base salary increase due to the continued challenging advertising revenue environment faced by the Company and the newspaper industry generally. As the difficult operating environment continued, in March 2009, the Company announced that Mr. Pruitt’s base salary will be reduced by 15%, and the base salaries of the other executive officers (including the other NEOs) will be cut by 10%.

Annual Cash Bonus

Mr. Pruitt is eligible to receive annual incentive compensation under our CEO Bonus Plan, and NEOs other than Mr. Pruitt are eligible to receive annual incentive compensation under our Management by Objective Annual Bonus Plan, also known as the MBO Plan. Awards under the CEO Bonus Plan and the MBO Plan are based on full or partial achievement of financial and non-financial performance goals pre-established by the Compensation Committee. In light of the severe downturn in the Company’s revenues resulting primarily from the economic downturn, in July 2008, Mr. Pruitt informed the Committee that he would not accept a bonus for 2008. In January 2009, the Compensation Committee determined that the Company would not pay annual cash bonuses in 2009 based on the results from fiscal year 2008 to any of the other executive officers, including the other four NEOs. At that time Mr. Pruitt also informed the Compensation Committee that he would not accept a bonus for 2009. In March 2009, the Compensation Committee determined and the Company announced that no bonuses will be paid to the other executive officers (including the other NEOs) for 2009.

The Compensation Committee continues to believe annual cash bonuses incentivize our NEOs to meet our longer-term goals by providing the officers an ability to reach shorter-term goals over which they have more direct control. As a result, even though top executives did not receive bonuses for 2008 and will not receive bonuses for 2009 based on the unprecedented market conditions, the Company intends to continue to maintain its annual incentive bonus plans for possible future payouts.

Long-Term Incentives

L-TIP.    The Committee believes L-TIP cash incentive awards keep participating executives sharply focused upon maintenance of strong shareholder value even in the challenging economic environment in which McClatchy is currently operating. In determining awards, the Committee, through a subjective evaluation process, sets the number of incentive units awarded to Mr. Pruitt and, as to the other NEOs, considers the recommendation of Mr. Pruitt. Mr. Pruitt’s recommendations and the determination of the number of units granted in 2008 were primarily based on subjective factors not subject to specific criteria, and taking into account the information provided by Towers Perrin with respect to the long-term incentive component of total compensation relative to the median levels of companies within the Towers Perrin databank. In addition, Mr. Pruitt’s recommendation reflects the desire to maintain a consistent level of awards among the NEOs given the need to keep each of them focused on long-term performance of the Company.

The L-TIP awards are comprised of incentive units, each of which represents a contingent right to receive in cash an amount equal to $1 times the number of percentage points (not to exceed 100) by which McClatchy’s pre-tax earnings per share (without giving effect to any gain or loss on the sale of assets) increases over a three-year performance period. The Committee believes that pre-tax earnings per share is the most appropriate metric for the long-term cash incentive program because it appropriately rewards the Company’s executives for the earnings generated by the business and operations of the Company. The table below sets for the L-TIP awards made to the NEOs in 2008:

2008 L-TIP AWARDS

Mr. Pruitt	75,000 units
Mr. Talamantes	20,000 units
Mr. Weil	20,000 units
Mr. Whittaker	20,000 units
Ms. Dickerson	20,000 units

The maximum payable for any award is $3,000,000. The maximum payment would be reached only if the Company achieves a 40% growth in pre-tax earnings per share over the three-year period ending December 25, 2011. Even with such significant growth achieved on behalf of shareholders through a 40% growth in pre-tax net earnings, the other NEOs would not receive the maximum award (which given the 100 point maximum would be $2,000,000 rather than $3,000,000), but instead would receive the following amounts: Mr. Talamantes, $800,000; Mr. Weil, $800,000; Mr. Whittaker, $800,000; and Ms. Dickerson, $800,000.

With respect to the L-TIP period which ended December 28, 2008, no cash awards were made due to the fact that McClatchy did not achieve growth in pre-tax earnings per share target over the three-year period of 2006 to 2008.

Stock Appreciation Rights (“SARs”).    The Company currently awards SARs instead of options, and has since fiscal year 2005, in order to deliver approximately the same benefit as a stock option, but with a smaller charge to earnings under FAS 123R. All NEOs, including Mr. Pruitt, are eligible to receive an annual award of SARs.

In determining the amount of the grants for each NEO in 2008, the Committee, through its subjective evaluation process, determines the award for Mr. Pruitt, and, as to the other participants, including the NEOs, considers the recommendation of Mr. Pruitt. Elements considered by Mr. Pruitt in formulating his recommendations and by the Committee in approving the equity incentive to be awarded to NEOs are individual responsibility and accountability, anticipated contributions, long-term value of the participant to McClatchy, and other subjective factors not subject to pre-determined specific criteria.

Restricted Stock Awards to Mr. Pruitt.    In each of 2005 and 2006, the Committee awarded Mr. Pruitt restricted stock grants in the amount of 40,000 shares and 25,000 shares, respectively. The 2005 grant was subject to service-based vesting on January 25, 2009, and further subject to achievement of certain operating income levels as of the potential vesting date. Based on the vesting criteria, 50% of the shares granted, or 20,000 shares, vested on January 25, 2009. The remaining 20,000 shares were forfeited as of January 25, 2009. The 2006 grant is subject to service-based vesting and vesting based on the achievement of certain operating income levels over four years beginning on January 24, 2007. For the 2006 grant, there is a further opportunity to continue to vest in any portion of an installment that does not vest on the original vesting date if certain performance criteria are satisfied on the next applicable vesting date. Based on the vesting requirements for the 2006 grant, the full 25% installment of this grant (6,250 shares) vested on each of January 24, 2007 and January 24, 2008. However, as a result of the performance criteria, only 50% (3,125 shares) of the 6,250 shares subject to vesting on January 24, 2009 actually vested. The remaining 3,125 shares in that installment are subject to vesting, along with the last 25% installment (6,250 shares) of the total grant, on January 24, 2010. See the footnotes to the Outstanding Equity Awards at Fiscal-Year End Table below for the specific performance criteria associated with each of these awards. The Committee determined to grant Mr. Pruitt these restricted stock awards as an additional performance-based incentive in each respective year to manage our growth during what the Committee recognized was an increasingly challenging advertising revenue environment faced by McClatchy and our industry generally. The Committee believed that, as CEO of McClatchy, Mr. Pruitt should be additionally incentivized in this respect. Given the closing market price of our Class A Common Stock on the last trading day of 2008 (December 26, 2008) of $0.81, the 2005 and 2006 restricted stock awards held by Mr. Pruitt as of December 31, 2008 were valued at $32,400 and $10,125, respectively (the 2005 grant value reflects 40,000 shares multiplied by $0.81, and the 2006 grant value reflects 12,500 shares multiplied by $0.81). The Compensation Committee has not made any other restricted stock or performance-based restricted stock.

Equity Grant Policies.    Our Compensation Committee makes all equity grants to our executive officers, including the NEOs, at its December meeting each year. The grant date of all equity awards is the date of Compensation Committee approval, and the exercise price of all options granted, historically and, as applicable, in the future is the closing market price of our Class A Common Stock on the date of grant. For new hires or promotions within the executive officer team, the Compensation Committee approves the awards with a grant date of the executive’s first day of employment.

In addition, the Compensation Committee has delegated to Mr. Pruitt the limited authority to grant SARs and long-term incentive awards to non-executive employees. The Committee determines the total number of SARs and other awards that Mr. Pruitt is permitted to grant annually. Mr. Pruitt makes grants of equity awards to new hires or promoted employees, with a grant date as of the employee’s first day of employment or effective date of promotion and, with respect to SARs and options, at an exercise price equal to the closing market price of our Class A Common Stock on the date of grant.

Retirement Benefits

During fiscal year 2008, each of our NEOs participated in The McClatchy Company Retirement Plan, a qualified defined benefit plan, and our supplemental executive retirement plan (the “SERP”), under which Mr. Pruitt received certain additional enhancements (referred to as the “CEO SERP”) under the terms of his employment agreement (see the description on page 35 below under “Mr. Pruitt Employment Agreement”) (the “CEO Employment Agreement”). We offered the qualified pension plan, in which all of our eligible employees participated on an equal basis, in order to provide our employees a comprehensive retirement savings plan based on years of service. We offered the SERP to our senior executives, including each of the NEOs, as we believed it was fair and appropriate to provide post-retirement income to these officers commensurate with their years of service to McClatchy and taking into consideration each officer’s actual income levels, regardless of the income limitations pursuant to the qualified plan, as provided by IRS limitations.

Consistent with market trends, upon the recommendation of the Pension and Savings Plans Committee and approval of the Board of Directors, benefit accruals under the Company’s qualified pension plan were frozen effective March 31, 2009. Similarly, upon action of the Compensation Committee, benefit accruals under the SERP and the CEO SERP were frozen effective February 4, 2009. In addition, the Company announced on February 5, 2009 that effective March 31, 2009 it would temporarily suspend the Company’s matching contribution under its 401(k) savings plan in light of the continuing economic downturn. Prior to the freeze, the McClatchy SERP operated in tandem with the Pension Plan. Under the Pension Plan, benefits accrue at a rate of 1.3% of “average monthly earnings” times years of benefit service up to a maximum of 35 years. For purposes of the Pension Plan, “average monthly earnings” means the monthly base pay averaged over the five consecutive calendar years that produces the highest average.

The Company maintained the McClatchy SERP in order to provide post-retirement income commensurate with years of service to the Company and taking into consideration the NEO’s actual income levels. The Internal Revenue Code limits the maximum benefit that may be paid under the Pension Plan, by subjecting annual earnings that can be taken into account in the pension formula to a cap (for 2009, $245,000) and by limiting the amount of benefit that can be paid from the plan (for 2009, an annuity at normal retirement age cannot exceed $195,000). The McClatchy SERP also provided an enhanced pension formula. Accordingly, the McClatchy SERP benefits are determined without regard to the compensation limit applicable to the Pension Plan and without regard to the maximum annuity payout limit applicable to the Pension Plan. Furthermore, the McClatchy SERP formula provides a benefit accrued at normal retirement age equal to 1.5% of “enhanced average monthly earnings” multiplied by years of McClatchy SERP participation service, up to a maximum of 35 such years. For purposes of the McClatchy SERP, “enhanced average monthly earnings” take into account both base salary and the annual incentive compensation. The monthly average is determined for the 36 consecutive months of Pension Plan participation that produces the highest monthly average. The overall McClatchy SERP benefit is offset by the benefit accrued under the Pension Plan.

Pursuant to the Company’s freeze of the McClatchy SERP, benefits under the SERP will remain at the amount accrued as of February 4, 2009. This means that no NEO will receive a benefit under the McClatchy SERP attributable to any increase in earnings after February 4, 2009 or to service to the Company and its affiliates after February 4, 2009.

The CEO SERP

The CEO SERP (the terms of which are set forth in the CEO Employment Agreement) provides that Mr. Pruitt will receive the McClatchy SERP benefits as described above, however, his benefit accrues at a rate of 2% of enhanced monthly average compensation, with a benefit service maximum of 30 years. Under the CEO SERP, Mr. Pruitt would be entitled to unreduced benefits at age 57, which is the earliest unreduced retirement age under the CEO SERP. On June 1 of each year, the term of the agreement automatically extends for one year so that effective on each June 1, the remaining term of employment is a full three-year period. The Board of Directors can elect to terminate the automatic extension feature of the agreement; however, that election would apply only to term extensions that would become effective more than 60 days after notice. Currently, the term of the CEO Employment Agreement will expire on June 1, 2012.

Notwithstanding the terms of the CEO Employment Agreement and the rights Mr. Pruitt has under the CEO Employment Agreement to benefits provided by the CEO SERP through June 1, 2012, Mr. Pruitt requested, and the Compensation Committee agreed, that benefits under the CEO SERP would be frozen and remain at the amount accrued as of February 4, 2009. This means that Mr. Pruitt will not receive a benefit under the CEO SERP attributable to any increase in earnings after February 4, 2009 or to service to the Company and its affiliates after February 4, 2009 notwithstanding the terms of the CEO Employment Agreement.

Adoption of The McClatchy Company Benefit Restoration Plan and The McClatchy Company Bonus Recognition Plan

On February 4, 2009, the Compensation Committee approved the adoption of the following two new executive supplemental retirement plans to provide benefits at significantly reduced levels compared to the McClatchy SERP:

•	The McClatchy Company Benefit Restoration Plan; and

•	The McClatchy Company Bonus Recognition Plan.

The benefits under these plans are described below. Mr. Pruitt will participate in each of the two new executive supplemental retirement plans. As noted above, Mr. Pruitt will not receive any other benefit replacing the CEO SERP.

The McClatchy Company Benefit Restoration Plan

An employee of the Company and its affiliates whose compensation in any calendar year exceeds the applicable limit of annual earnings that can be taken into account in a pension formula (for 2009, $245,000) automatically becomes a participant in The McClatchy Company Benefit Restoration Plan (the “Benefit Restoration Plan”). Each NEO would be eligible to participate in the Benefit Restoration Plan.

The plan provides that, for each calendar year for which the Company makes a matching contribution to salaried employees under The McClatchy Company Deferred Compensation and Investment Plan (the “401(k) Plan”) generally, the Company will make a matching contribution under the Benefit Restoration Plan to each participant who remains employed by the Company or its affiliates on the last day of such calendar year or who terminated employment during the calendar year on account of retirement on or after age 55, death or disability. The matching contribution under the Benefit Restoration Plan will equal the rate of any matching contribution applied under the 401(k) Plan for such calendar year multiplied by the participant’s base salary for the calendar year, minus the maximum matching contribution allocable to the participant under the 401(k) Plan for the calendar year. On February 5, 2009, the Company announced that it will temporarily suspend the matching contribution to its 401(k) plans effective March 31, 2009. So long as there is no matching contribution for employees under the 401(k) Plan, there is no matching contribution made for any participant under the Benefit Restoration Plan.

In addition, the plan provides that for each year for which the Company makes a profit sharing contribution to salaried employees under the 401(k) Plan generally, the Company may make a supplemental contribution under the Benefit Restoration Plan to each participant who remains employed by the Company or its affiliates on the last day of such calendar year or who terminated employment during the calendar year on account of retirement on or after age 55, death or disability. The supplemental contribution under the Benefit Restoration Plan will equal the supplemental contribution percentage applied under the 401(k) Plan for such year, if any, multiplied by the participant’s base salary for the calendar year, minus the maximum profit sharing contribution allocable to the participant under the 401(k) Plan for the calendar year. If there is no supplemental contribution made for employees under the 401(k) Plan, there is no supplemental contribution made for any participant under the Benefit Restoration Plan.

Any Company contributions under the Benefit Restoration Plan will be credited to a participant’s bookkeeping account, which account will be adjusted to reflect increases or decreases based on the allocation of the account in one or more investment indexes selected by the Plan Administrator. A participant’s benefits under the Benefit Restoration Plan vest under a three-year vesting schedule. Except in the case of termination of employment due to a participant’s death, a participant’s vested benefits under the plan will be distributed in three equal annual installments commencing in January of the calendar year following his or her termination date or, if later, as of the first day of the seventh month following his or her termination date. In the case of a termination of employment due to a participant’s death, the full amount of the participant’s account will be paid to the participant’s beneficiary in a single lump sum.

The McClatchy Company Bonus Recognition Plan

The McClatchy Company Bonus Recognition Plan (the “Bonus Recognition Plan”) contains provisions that are identical to the Benefit Restoration Plan except that participation in the Bonus Recognition Plan is limited to those executives of the Company and its affiliates who are designated from time to time to participate in the plan. In addition, the rate of Company matching contributions and supplemental contributions, if any, will be applied to a participant’s annual incentive payment. As with the Benefit Restoration Plan, if there are no matching contributions or supplement contributions under the 401(k) Plan, there are no matching or supplemental contributions under the Bonus Recognition Plan. Each NEO would be eligible to participate in the Bonus Recognition Plan.

For additional information on the qualified plan and SERP (including the CEO SERP) in effect during fiscal year 2008, see the Pension Benefits Table and accompanying narrative below.

Tax Considerations.

Generally, we structure our compensation programs to comply with the Internal Revenue Code Section 162(m). Section 162(m) of the Code limits the deduction available to McClatchy for compensation paid to the chief executive officer and, based on IRS interpretive guidance, the three most highly compensated executive officers other than the chief financial officer to the extent the compensation paid to any such person exceeds $1,000,000, unless such compensation was based on performance goals determined by a compensation committee consisting solely of two or more non-employee directors and the performance goals are approved by the shareholders prior to payment. All equity grants made to our NEOs qualify as performance-based compensation pursuant to Section 162(m). In addition, the annual bonuses paid to our CEO qualify as performance-based compensation and thus are fully-deductible by McClatchy under Section 162(m). To date, annual bonus payments to NEOs other than Mr. Pruitt have not resulted in payments in excess of the limitation under Section 162(m). We may, in the future, however, determine to pay compensation to the executive officers, including the chief executive officer, which may not be deductible under Section 162(m) of the Code.

Summary Compensation Table.    The following tables set forth the annual compensation paid or accrued by McClatchy for the NEOs for the fiscal year ended December 28, 2008.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Grants ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)(1)	(f)(2)	(g)(3)	(h)(4)	(i)(5)	(j)
Pruitt, Gary B.	2008	$1,100,000	$—	$(177,277)	$989,864	$—	$739,090	$115,629	$2,767,306
Chairman, President and	2007	$1,100,000	$—	$1,063,205	$940,432	$800,000	$539,722	$174,808	$4,618,167
Chief Executive Officer	2006	$1,050,000	$1,000,000	$1,055,875	$780,012	$950,000	$761,996	$118,191	$5,716,074

Talamantes, Patrick	2008	$500,000	$—	$—	$205,137	$—	$45,029	$10,173	$760,339
Vice President, Finance,	2007	$500,000	$—	$—	$231,521	$135,000	$43,162	$29,287	$938,970
and Chief Financial Officer	2006	$439,000	$250,000	$—	$299,170	$170,000	$33,705	$28,301	$1,220,176

Weil, Robert	2008	$600,000	$—		$150,014		$175,802	$13,597	$939,413
Vice President,	2007	$600,000	$—	$—	$158,509	$170,000	$174,953	$35,077	$1,138,539
Operations	2006	$532,000	$100,000		$371,619	$200,000	$148,196	$32,712	$1,384,527

Whittaker, Frank R.J.	2008	$600,000	$—	$—	$150,014	$—	$235,113	$13,597	$998,724
Vice President,	2007	$600,000	$—	$—	$158,509	$140,000	$212,392	$35,938	$1,146,839
Operations	2006	$532,000	$100,000		$371,619	$220,000	$208,813	$30,772	$1,463,204

Dickerson, Lynn,	2008	$600,000	$—	$—	$173,951	$—	$136,922	$11,380	$922,253
Vice President,	2007	$565,000	$—	$—	$158,720	$155,000	$90,272	$49,331	$1,018,323
Operations(6)	2006	$—	$—	$—	$—	$—	$—	$—	$—

(1)

Amounts shown in column (e) reflect the dollar amount recognized for financial statement reporting purposes for each respective fiscal year (2006, 2007 and 2008),for performance shares and restricted stock awarded to Mr. Pruitt in fiscal years 2005 and 2006, as determined in accordance with FAS 123R, other than disregarding any estimates of forfeitures relating to service-based vesting conditions. The dollar amount shown for fiscal year 2008 reflects the fact that, as a result of the performance criteria applicable to such awards, certain of the shares were forfeited (see the discussion in footnote 7 to the table entitled “Outstanding Equity Awards at Fiscal 2008 Year-End” on page 32 below). Assumptions used in the calculation of these amounts are included in footnote 11 to the Company’s audited financial statements contained in its Form 10-K for the year ended December 28, 2008.

(2)

Amounts shown in column (f) reflect the dollar amount recognized for financial statement reporting purposes for each respective fiscal year for SARs and stock options awarded in 2008 and prior years, as determined in accordance with FAS 123(R), other than disregarding any estimates of forfeitures relating to service-based vesting conditions. Assumptions used in the calculation of these amounts are included in footnote 11 to the Company’s audited financial statements contained in its Form 10-K for the year ended December 28, 2008.

(3)

Amounts shown in column (g) reflect the amounts earned as annual cash incentives under the CEO Bonus Plan with respect to Mr. Pruitt and the MBO Plan for the other NEOs. No such amounts were paid by the Company for 2008. No amount was earned under McClatchy’s LTIP from the award period ending December 28, 2008. For additional information on these grants for 2007, see the Grants of Plan-Based Awards Table and accompanying footnotes below.

(4)

Amounts represent solely the aggregate change in the actuarial present value of the NEOs’ accumulated benefit under The McClatchy Company Retirement Plan (the “Pension Plan”) and the SERP, including certain SERP benefit enhancements applicable to the CEO, from the measurement date used for financial statement reporting purposes from 2005 to 2006; 2006 to 2007; and 2007 to 2008, respectively. For 2006, the assumptions used to determine the present value for the Pension Plan and SERP benefits in the aggregate were a 5.5% interest rate and the 1994 Group Annuity Mortality table. For 2007, the assumptions used to determine the present value of the aggregate accumulated benefit were a 6% interest rate and the RP 2000 mortality table. For 2008, the assumptions used to determine the present value of the aggregate accumulated benefit were a 6.45 % interest rate and the RP 2000 mortality table.

The amounts shown for Mr. Pruitt for 2007 and 2006 vary from the amounts presented in the annual proxy statement for fiscal year 2007 because of corrections made in the methodology for determining the change in present value. The annual proxy statement for fiscal year 2007 understated the 2007 present value amount, showing $556,910, and overstated the 2006 present value amount, showing $647,733. (The annual proxy statement for fiscal year 2006 similarly overstated the 2006 present value amount, showing $647,773.)

(5)	Amounts shown in column (i) for fiscal 2008 include:

•

contributions on behalf of each NEO by McClatchy to its 401(k) Plan to match pre-tax elective deferral contributions made by each officer to such plan ($9,200 for each of Messrs. Pruitt, Talamantes, Weil and Whittaker and Ms. Dickerson); and

•

premium payments to continue life insurance coverage under the McClatchy Group Executive Life Insurance Plan at a level not otherwise available under McClatchy’s standard life insurance coverage (Mr. Pruitt: $12,965; Mr. Talamantes: $553; Mr. Weil: $2,204; Mr. Whittaker: $2,204; and Ms. Dickerson: $1,001).

With regard to Mr. Pruitt, this amount also includes premiums paid on his behalf under McClatchy’s Long-Term Disability Plan ($27,169), and the related tax reimbursement ($13,052), each as provided for under Mr. Pruitt’s employment agreement described below, the cash dividends paid on the shares of restricted stock held by Mr. Pruitt ($34,200); and amounts paid in connection with an executive physical for Mr. Pruitt ($19,042), a portion of which the Company expects will be reimbursed by insurance coverage.

(6)	Ms. Dickerson was not an NEO for fiscal 2006.

Grants of Plan-Based Awards.     The following table contains information concerning grants of equity and non-equity compensation to the NEOs during the fiscal year ended December 28, 2008.

Grants of Plan-based Awards

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Under- lying Options(3) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Pruitt, Gary B.	01/29/2008		—	—	—
	12/16/2008	(2)		$3,000,000	$3,000,000					500,000	$1.70	$382,450
Talamantes, Patrick J.	03/14/2008		—	—	—
	12/16/2008	(2)		$2,000,000	$2,000,000					100,000	$1.70	$76,490
Weil, Robert J.	03/14/2008		—	—	—
	12/16/2008	(2)		$2,000,000	$2,000,000					120,000	$1.70	$91,788
Whittaker, Frank R.J.	03/14/2008		—	—	—
	12/16/2008	(2)		$2,000,000	$2,000,000					120,000	$1.70	$91,788
Dickerson, Lynn	03/14/2008		—	—	—
	12/16/2008	(2)		$2,000,000	$2,000,000					120,000	$1.70	$91,788

(1)

Amounts relate to (i) the L-TIP awards granted on December 16, 2008 and described in the Compensation Discussion and Analysis above in the table entitled “2008 L-TIP Awards,” and (ii) the annual cash bonus target and maximum amounts payable in connection with each NEO’s annual bonus potential for 2008 performance. There are no thresholds or targets (or equivalent items) associated with the L-TIP awards. Neither Mr. Pruitt nor any of the other NEO’s received a cash bonus for 2008 and therefore, no target or maximum amounts are reflected. For additional information on the payments under the CEO Bonus Plan and MBO Plan, see “Elements of Our Compensation Program—Annual Cash Bonus” above.

(2)

L-TIP payouts are based on increases in McClatchy’s pre-tax earnings per share over a three-year performance period, and paid at the rate of $1 per unit multiplied by the number of percentage points of increase in pre-tax earnings per share up to 100 (subject to a maximum payout per award per individual of $3,000,000). The performance period for L-TIP awards granted in 2008 began December 28, 2008 and will end on December 25, 2011. Therefore, because no financial results for any portion of the performance period for the fiscal 2008 awards have actually been published, the “Target” shown reflects the maximum payable under the L-TIP awards granted in 2008. As a result, the actual value of these L-TIP awards upon payout may differ significantly from the numbers set forth above. By way of example only, if the performance period were December 30, 2007 to December 28, 2008, the payout would have been $0, since pre-tax earnings per share in 2008 did not exceed pre-tax earnings per share in 2007.

(3)	The SARs vest in four equal annual installments beginning on March 1, 2010.
(4)	Amounts represent the full grant date fair value of the SAR awards, as computed in accordance with FAS 123R.

Outstanding Equity Awards at Fiscal 2008 Year End.     The following table set forth information concerning the outstanding equity awards held by the NEOs as of December 28, 2008.

Outstanding Equity Awards at Fiscal 2008 Year-End

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
(a)	(b)	(c)		(d)	(e)	(f)	(g)	(h)	(i)		(j)
Pruitt, Gary B.	—	500,000	(2)	—	$1.70	12/16/2018	—	—	52,500	(7)	$42,525
	—	300,000	(3)		$13.22	12/11/2017
	6,250	18,750	(4)		$40.22	01/23/2017
	25,000	75,000	(4)		$42.50	12/12/2016
	37,500	37,500	(5)		$59.09	12/13/2015
	18,750	6,250	(6)		$71.10	12/14/2014
	100,000				$67.31	12/16/2013
	100,000				$57.20	12/17/2012
	100,000				$45.98	12/12/2011
	75,000				$40.38	12/13/2010
	65,000				$40.38	12/15/2009

Talamantes, Patrick J.	—	100,000	(2)	—	$1.70	12/16/2018	—	—	—		—
	—	75,000	(3)		$13.22	12/11/2017
	8,000	24,000	(4)		$42.50	12/12/2016
	13,500	13,000	(5)		$59.09	12/13/2015
	19,500	6,500	(6)		$71.10	12/14/2014
	26,000	—			$67.31	12/16/2013
	24,000	—			$57.20	12/17/2012
	24,000				$45.98	12/12/2011
	20,000				$39.89	04/02/2011

Weil, Robert J.	—	120,000	(2)	—	$1.70	12/16/2018	—	—	—		—
	—	90,000	(3)		$13.22	12/11/2017
	10,000	30,000	(4)		$42.50	12/12/2016
	16,000	16,000	(5)		$59.09	12/13/2015
	32,000	8,000	(6)		$71.10	12/14/2014
	24,000				$67.31	12/16/2013
	32,000				$57.20	12/17/2012
	32,000				$45.98	12/12/2011
	26,000				$40.38	12/13/2010
	24,000				$40.38	12/15/2009

Whittaker, Frank R.J.	—	120,000	(2)	—	$1.70	12/16/2018	—	—	—		—
	—	90,000	(3)		$13.22	12/11/2017
	10,000	30,000	(4)		$42.50	12/12/2016
	16,000	16,000	(5)		$59.09	12/13/2015
	32,000	8,000	(6)		$71.10	12/14/2014
	24,000				$67.31	12/16/2013
	32,000				$57.20	12/17/2012
	32,000				$45.98	12/12/2011
	26,000				$40.38	12/13/2010
	24,000				$40.38	12/15/2009

Dickerson, Lynn	—	120,000	(2)	—	$1.70	12/16/2018	—	—	—		—
	—	90,000	(3)		$13.22	12/11/2107
	10,000	30,000	(4)		$42.50	12/12/2016
	6,500	6,500	(5)		$59.09	12/13/2015
	9,750	3,250	(6)		$71.10	12/14/2014
	12,000				$67.31	12/16/2013
	11,000				$57.20	12/17/2012
	10,000				$45.98	12/12/2011
	3,000				$40.38	12/13/2010

(1)	Market value calculated by multiplying the closing market price of our Class A Common Stock on December 26, 2008 ($0.81 per share) by the number of units of stock.
(2)	One-quarter of these SARs vest on each of March 1, 2010, March 1, 2011, March 1, 2012 and March 1, 2013 based on continued service.
(3)	One-quarter of these SARs vest on each of March 1, 2009, March 1, 2010, March 1, 2011 and March 1, 2012 based on continued service.
(4)	One-quarter of these SARs vest on each of March 1, 2008, March 1, 2009, March 1, 2010 and March 1, 2011, based on continued service.
(5)	One-third of these SARs vest on each of March 1, 2008, March 1, 2009 and March 1, 2010, based on continued service.
(6)	One-half of these options vest on each of March 1, 2008 and March 1, 2009, based on continued service.
(7)

Of this amount, 12,500 shares represents an award of restricted stock to Mr. Pruitt on January 24, 2006. These shares vest in equal installments, subject to Mr. Pruitt’s continued service, on each of January 24, 2009 and January 24, 2010, subject to accelerated vesting in the event performance criteria are met, as follows: (A) 100%, if as of the applicable vesting date for such tranche operating income for the fiscal year just previously ended exceeds operating income for fiscal year 2005, (B) 50%, if as of the applicable vesting date for such tranche operating income for the fiscal year just previously ended is at least 75% of operating income for fiscal year 2005, or (C) 0%, if as of the applicable vesting date for such tranche operating income for the fiscal year just previously ended is less than 75% of operating income for fiscal year 2005. As a result of the vesting criteria, 50% of the amount scheduled to vest on January 24, 2009 (3,125 shares) actually vested. Under the alternative vesting schedule applicable to any tranche that does on vest on its first vesting date, shares shall vest (A) 100% on the next vesting date on which operating income for the fiscal year just previously ended exceeds operating income for fiscal year 2005, or (B) 50% on the next vesting date on which operating income for the fiscal year just previously ended is at least 75% of the operating income for fiscal year 2005. Any amount of restricted stock that does not become vested on January 24, 2010 or on a prior vesting date based on attainment of the performance criteria described above is immediately forfeited.

The remaining 40,000 shares consist of Mr. Pruitt’s 2005 restricted stock grant on January 25, 2005. These restricted shares were scheduled to vest on January 25, 2009, subject to certain performance criteria. In the event McClatchy’s operating income for fiscal year 2008 exceeds operating income for fiscal year 2004, 100% of these shares will vest. In the event McClatchy’s operating income for fiscal year 2008 is 75% to 100% of operating income for fiscal year 2004, 50% of the shares will vest. In the event McClatchy’s operating income for fiscal 2008 is less than 75% of operating income for fiscal year 2004, none of the shares will vest. As a result of the vesting criteria, 50% of the shares (20,000 shares) did not vest and were forfeited by Mr. Pruitt.

Dividends on Mr. Pruitt’s restricted shares subject to these awards are paid to Mr. Pruitt as taxable compensation in the same manner and amount and at the same time as dividends are payable on McClatchy’s outstanding Class A Common Stock. As of January 27, 2009, the Company has suspended its dividend for the foreseeable future.

Option Exercises and Stock Vesting Table.     No NEO exercised any options or SARs during 2008. 6,250 shares of the restricted stock grant made to Mr. Pruitt on January 24, 2006 vested on January 24, 2008. No other restricted stock or performance shares held by Mr. Pruitt vested in fiscal year 2008. No other NEO holds restricted stock or performance shares.

2008 OPTION EXERCISES AND STOCK VESTED

	Options Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Received on Vesting ($)(1)
Pruitt, Gary B.	—	$—	6,250	$67,625
Talamantes, Patrick J.	—	—	—	—
Weil, Robert J.	—	—	—	—
Whittaker, Frank R.J.	—	—	—	—
Dickerson, Lynn	—	—	—	—

(1)

Value realized calculated based on the number of shares multiplied by the closing market price of our Class A Common Stock on January 24, 2008 ($10.82), the date of vesting. Value reflects the gross amount to Mr. Pruitt. McClatchy held back shares to pay the taxes associated with vesting, resulting in a net value to Mr. Pruitt of 4,015 shares, or $43,442 value realized.

Pension Benefits Table.     The following table sets forth the present value of accumulated pension benefits under each of the Company’s Pension Plan and SERP for each of the NEOs during the fiscal year ended December 28, 2008, based on the earliest age at which an NEO is entitled to receive unreduced benefits under the respective plan. For Mr. Pruitt the age of unreduced benefits is 62 under the Pension Plan and 57 under the SERP. For each other NEO the age of unreduced benefits is age 62 under the SERP. In the case of Messrs. Talamantes and Whittaker, the unreduced benefits age is 62 under the Pension Plan, and, for Mr. Weil and Ms. Dickerson, it is age 64.58 and 62.75, respectively, under the Pension Plan. The present value calculation reflects the amount of such benefit payable as a lump sum. As further described in the discussion following this table, neither the SERP nor the Pension Plan benefit is payable as a lump sum benefit. Under the terms of the Pension Plan and the SERP, these benefits would be payable as a single life annuity, or a joint and 100% survivor annuity, if the participant was married as of the annuity commencement date. The single life annuity values are set forth below in the footnote to this table.

2008 Pension Benefits

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($)(1) (d)	Payments During Last Fiscal Year ($)(f))
Pruitt, Gary B.	Supplemental Executive Retirement Plan	23.67	$7,840,852	$0
	The McClatchy Retirement Plan	23.67	$382,020	$0
Talamantes, Patrick J.	Supplemental Executive Retirement Plan	7.75	$187,957	$0
	The McClatchy Retirement Plan	7.75	$85,438	$0
Weil, Robert J.	Supplemental Executive Retirement Plan	14.00	$1,178,063	$0
	The McClatchy Retirement Plan	14.00	$285,092	$0
Whittaker, Frank R.J.	Supplemental Executive Retirement Plan	23.17	$1,914,569	$0
	The McClatchy Retirement Plan	23.17	$594,258	$0
Dickerson, Lynn	Supplemental Executive Retirement Plan	8.08	$333,715	$0
	The McClatchy Retirement Plan	8.08	$137,090	$0

(1)

Amounts represent the present value of the accumulated benefits available to each NEO under each respective retirement plan. The valuation method and the material assumptions applied in quantifying the present value of the accrued benefit are the same as referenced in Note 8 to the Company’s audited financial statements contained in its Form 10-K for the year ended December 28, 2008. Specifically, the assumptions used to determine the present value under the Pension Plan were a 6.42% interest rate and the RP 2000 mortality table, and to determine the present value under the SERP were a 6.45% interest rate and the RP 2000 mortality table. The following are the single life annuity monthly amounts payable to each NEO under the SERP and the Pension Plan, respectively, at the earliest age of unreduced retirement benefit under the respective plan, as described in the narrative below: (a) Mr. Pruitt, $76,568 and $5,590; (b) Mr. Talamantes, $4,256 and $1,925 ; (c) Mr. Weil, $10,987 and $3,306; (d) Mr. Whittaker, $17,669 and $5,472; and (e) to Ms. Dickerson, $4,904 and $2,134. The Company wishes to note that the annual proxy statement for fiscal year 2007 misstated the present value of Mr. Pruitt’s SERP benefit, showing an age 57 reduced benefit of $5,638,110 instead of an age 57 unreduced benefit of $7,144,115. The same error resulted in an understatement in the annual proxy statement for fiscal year 2006 as well, where the $5,108,914 benefit at age 57 should have been an unreduced benefit amount of $6,619,291.

Frozen Pension Plan.    Until the Plan was frozen this year, each NEO participated in the Pension Plan. The Pension Plan is a qualified defined benefit pension plan which was open to all full-time and part-time employees of McClatchy and other participating subsidiaries who satisfied a six-month service requirement to become participants in the Plan. Benefits accrued as a lifetime annuity payable monthly commencing at age 65, the normal retirement age under the Pension Plan. Benefits accrued at a rate of 1.3% of “average monthly earnings” times years of benefits service up to a maximum of 35 such years. For each NEO listed above, the number of years of credited service equals their actual years of credited service with McClatchy or its subsidiaries. Benefits vest after five years of service, or, if earlier and the participant remains an employee at the time, when the participant attains age 65, the normal retirement age for each NEO under the Pension Plan. Each NEO is fully vested in his or her benefits under the Pension Plan as of December 28, 2008. “Average monthly earnings” means the average monthly base pay averaged over the five consecutive calendar years that produces the highest average. Compensation earned after March 31, 2009 does not count in the determination of average monthly earnings.

Upon termination of employment, each NEO generally may not commence benefits prior to age 55. The Pension Plan provides a subsidized early retirement benefit to any NEO with 20 or more years of eligible service, and pursuant to which the NEO would be eligible to receive an unreduced benefit following termination of employment beginning at age 62. Messrs. Pruitt and Whittaker are eligible for early retirement under the Pension Plan. Finally, the Pension Plan provides for benefits to be paid in the following annuity forms: a single life annuity, or either a 50% or 100% joint and last survivor annuity. Lump sum payment is not available, except for certain de minimis accruals.

The Internal Revenue Service Code limits the maximum benefit that may be paid under the Pension Plan, by subjecting annual earnings that can be taken into account in the pension formula to a cap (for 2008, $230,000) and by limiting the amount of benefit that can be paid from the plan (for 2008, an annuity at normal retirement age cannot exceed $185,000).

Frozen Supplemental Pension Plan.    In order to provide post-retirement income commensurate with years of service to McClatchy and taking into consideration the NEO’s actual income levels, prior to February 4, 2009, when the SERP was frozen, McClatchy’s SERP provided enhanced pension benefits to our NEOs in addition to the amounts that are permitted to accrue under the Pension Plan. Accordingly, the SERP benefit is determined without regard to the compensation limit applicable to the Pension Plan and without regard to the maximum annuity payout limit applicable to the Pension Plan. However, the SERP benefit now is frozen at the level in effect as of February 4, 2009. The SERP provides a benefit accrued at normal retirement age, which is age 60 for Mr. Pruitt and age 65 for each other NEO, equal to 1.5% of “enhanced average monthly earnings” multiplied by years of SERP participation service, up to a maximum of 35 such years. “Enhanced average monthly earnings” take into account both base salary and the annual incentive compensation. The monthly average is determined for the 36 consecutive months of Pension Plan participation that produces the highest monthly average. The overall SERP benefit is offset by the benefit accrued under the Pension Plan. A SERP participant is vested in his or her SERP benefit after five years of service. Accordingly, each of the NEOs is fully vested in his or her SERP benefit.

Under the SERP, an unreduced benefit is payable to a vested participant who terminates employment within three years of normal retirement age. The SERP does not provide for payment as a lump sum, but rather provides for benefit in the same form and at the same time as elected under the Pension Plan.

In the case of Mr. Pruitt, under the CEO Employment Agreement the SERP benefit is determined as described above, however, his benefit accrues at a rate of 2% of enhanced monthly average compensation, with a benefit service maximum of 30 years. This portion of the SERP, called the CEO SERP, has also been frozen effective February 4, 2009. The 2% enhanced monthly average compensation pension formula would provide Mr. Pruitt a pension equal to 60% of his final average base and bonus compensation commencing at age 57, the earliest unreduced retirement age for Mr. Pruitt, payable as an annuity. Given Mr. Pruitt’s stellar, committed and long service to McClatchy as CEO, the Committee believes it is appropriate to provide such a pension in relation to pay in excess of the limits applicable under its qualified plans. As noted above, notwithstanding the terms of the CEO Employment Agreement and the rights Mr. Pruitt has under the CEO Employment Agreement to benefits provided by the CEO SERP, Mr. Pruitt requested, and the Compensation Committee agreed, that benefits under the CEO SERP will also be frozen and will remain at the amount accrued as of February 4, 2009. This means that Mr. Pruitt will not receive a benefit under the CEO SERP attributable to any increase in earnings after February 4, 2009 or to service to the Company and its affiliates after February 4, 2009 notwithstanding the terms of the CEO Employment Agreement

Potential Payments upon Termination and Agreements and Change-in-Control

Only Mr. Pruitt is entitled to receive severance payments and continued benefits upon certain terminations of employment, as described below, which do not include terminations in connection with a change in control of McClatchy. These provisions were entered into in connection with the negotiation of Mr. Pruitt’s employment agreement in 1996 and were what the Compensation Committee believed were competitive and consistent with industry practice at the time. In addition, we believe severance payments upon termination of employment outside of the control of Mr. Pruitt are reasonable and fair given Mr. Pruitt’s long-term commitment to McClatchy and our overall performance during the period since he joined the Company.

In addition, upon a change in control of McClatchy, pursuant to the terms of our equity plans, all outstanding unvested equity awards accelerate and vest in full.

Mr. Pruitt Employment Agreement

McClatchy entered into an employment agreement, dated June 1, 1996, and amended and restated on October 20, 2003 and amended as of December 16, 2008 and February 4, 2009, with Mr. Pruitt. On June 1 of each year, the term of the agreement automatically extends for one year so that effective on each June 1, the remaining term of employment is a full three-year period. Therefore, on June 1, 2009, the term of the agreement is extended to June 1, 2012. The Board of Directors can elect to terminate the automatic extension feature of the agreement; however, that election would apply only to term extensions that would become effective more than 60 days after notice. As of April 1, 2008, the Board of Directors has not terminated the automatic renewal feature under the agreement.

Involuntary Termination or Termination for “Good Reason”

If, during the term of the agreement, Mr. Pruitt’s employment is involuntarily terminated for any reason other than “cause,” “mental incompetence” or “disability,” or if he resigns for “good reason” (as these terms are defined below), he is entitled to a severance payment for the balance of the term of the agreement then in effect, equal to 300% of (i) his base salary, at the rate then in effect, plus (ii) the average of his annual bonuses for the three completed fiscal years prior to termination. The severance payment can be made in a lump sum or, at Mr. Pruitt’s election (subject to the approval of the Board of Directors), in five equal annual installments. If Mr. Pruitt had terminated on December 28, 2008 under circumstances giving rise to severance, the cash severance amount would have been $6,000,000.

In addition, if a severance payment is made, Mr. Pruitt’s group insurance coverage would be continued until the third anniversary of the effective date of the termination of employment, or until he and his dependents become eligible for comparable coverage as a result of his re-employment, whichever is earlier. The current value of this benefit, assuming a severance payment was made on December 28, 2008, would be $241,257.

For purposes of the severance benefits described above:

•

“cause” means (i) Mr. Pruitt’s willful failure to substantially perform his duties, other than a failure resulting from complete or partial incapacity due to physical or mental illness or impairment, or (ii) Mr. Pruitt’s willful act of gross misconduct that is materially injurious to the Company; and

•

“good reason” means (i) Mr. Pruitt’s demotion, (ii) a material reduction in his responsibility or authority (including, without limitation, loss of the title or functions of the Chief Executive Officer of the Company or its successor), (iii) Mr. Pruitt’s removal from the Company’s Board of Directors, (iv) relocation of the Company’s headquarters from Sacramento, California, or (v) any situation that would impair the ability of Mr. Pruitt to exercise the authority and perform the functions customarily exercised and performed by the Company’s Chief Executive Officer.

Termination due to Disability

If, during the term of the agreement, Mr. Pruitt’s employment is terminated because of disability, he is entitled to a supplemental disability benefit in an amount equal to 60% of his base salary at the rate then in effect until the third anniversary of the effective date of termination of employment or until disability benefits under McClatchy’s group insurance plan are discontinued, whichever is earlier, reduced by all other disability benefits that are payable to him under McClatchy’s group insurance plan and all federal or state insurance programs. Assuming termination on December 28, 2008, the amount of this benefit would be $660,000 payable for each of the three years, for a total benefit of $1,980,000. McClatchy has insurance coverage for the full amount of these payments. As a result, if Mr. Pruitt terminated employment on account of disability on December 28, 2008, these payments would be made from the long-term disability insurance policy, the premiums for which are included in the All Other Compensation column of the Summary Compensation Table above.

In addition, pursuant to the terms of the agreement, if Mr. Pruitt’s employment is terminated because of disability, his group insurance benefits are to be continued for three-years or, if of shorter duration, as long as any disability benefit is payable. The premium cost of three years of such continued coverage as of December 28, 2008 would have been $81,438, based on the cost to McClatchy for such premiums on December 28, 2008.

No Gross-Up Provisions

Under the terms of Mr. Pruitt’s employment agreement, in the event it is determined that any payment or distribution is owed to Mr. Pruitt (including the right to exercise or vesting of options, restricted stock or other equity compensation) by McClatchy, its affiliates or any person who acquires ownership or effective control of a substantial portion of McClatchy or its assets (within the meaning of section 280G of the Internal Revenue Code of 1986 (“Code”)) would be subject to the excise tax imposed by section 4999 (the “Excise Tax”) of the Code, then such payments or distributions made to Mr. Pruitt will be reduced to $1 less than the value at which such payments or distributions would be subject to the Excise Tax. Mr. Pruitt will have the right to designate the rights, payments or benefits that will be reduced or eliminated so as to avoid having the payment or benefit deemed subject to Excise Tax.

Change-in-Control Arrangements

Pursuant to our equity plans, in the event of a change in control of McClatchy, each outstanding unvested equity award held by the NEOs will become fully vested and nonforfeitable. If a change in control had occurred on December 28, 2008, the equity awards becoming vested would have consisted of the SARs and performance restricted stock set forth in the following table.

Name	Value of SARs ($)(1)	Value of Performance Restricted Stock ($)	Total ($)
Mr. Pruitt	—	$42,525	$42,525
Mr. Talamantes	—	—	0
Mr. Weil	—	—	0
Mr. Whittaker	—	—	0
Ms. Dickerson	—	—	0

(1)

All outstanding unvested options and SARs held by our NEOs as of December 28, 2008 were “under water,” meaning that the exercise price of each award exceeded $0.81, the closing market price of our stock on December 26, 2008.

As described above, however, Mr. Pruitt’s employment agreement requires a cut-back of benefits that otherwise would constitute excess parachute payments under section 4999 of the Code (taking into account severance payments and all other benefits treated as paid in connection with a change in control). In addition, for the NEOs other than Mr. Pruitt, there is neither a cut-back provision nor a gross-up provision that would apply in connection with a change in control of the Company. Accordingly, if payments made in connection with a change in control were to result in excess parachute payments, the NEOs would be subject to the 20% excise tax under section 4999 of the Code.

Securities Authorized for Issuance under Equity Compensation Plans

The following table summarizes McClatchy’s equity plan information as of December 28, 2008.

Equity Compensation Plan Information

	Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (#) (1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($/Share)	Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a)) (#)
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by shareholders
Amended and Restated 1990 Directors’ Stock Option Plan	—	33.47	—
Amended and Restated 1994 Stock Option Plan	—	53.54	—
2001 Director Option Plan	—	58.65	318,000
2004 Stock Incentive Plan	—	22.60	4,223,500
Amended Employee Stock Purchase Plan	516,025	N/A	2,047,267
Equity compensation plans not approved by shareholders
1997 Stock Option Plan			—

Total	516,025		6,588,767

(1)	As of December 28, 2008, all of the options and stock appreciation rights were underwater (their exercise price was greater than the Company’s stock price).

Compensation Committee Interlocks and Insider Participation

During fiscal 2008, Larry Jinks served as the chairperson and Molly Maloney Evangelisti, Theodore Mitchell, and S. Donley Ritchey served as members of the Compensation Committee. None of these individuals was an officer or employee of McClatchy at any time during fiscal 2008, and none of these individuals has ever been an officer of McClatchy. No executive officer of McClatchy has ever served as a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of Board of Directors or Compensation Committee of McClatchy.

Certain Relationships and Related Transactions

Our Audit Committee is responsible for reviewing and approving the terms of all related party transactions. McClatchy currently has no related party transactions.

REPORT OF THE AUDIT COMMITTEE

S. Donley Ritchey serves as the chairperson and Leroy Barnes, Jr., Kathleen Foley Feldstein, Larry Jinks, Joan F. Lane, and Frederick R. Ruiz serve as members of the Audit Committee. Each of the chairperson and members of the Audit Committee is independent (as that term is defined under the NYSE’s current listing standards). The Board of Directors has designated Mr. Ritchey and Mr. Barnes as “audit committee financial experts” as defined by Item 401(h) of Regulation S-K. The Board of Directors has adopted a written charter for the Audit Committee, which was most recently reviewed on March 24, 2009. Among other things, the Audit Committee:

•	appoints and oversees the work of the independent auditors and reviews and recommends the discharge, if necessary, of the independent auditors;

•

pre-approves (or may subsequently approve where permitted under the rules of the Securities and Exchange Commission) engagements of the independent auditors to perform audit or non-audit services, including by establishing pre-approval policies and procedures;

•	reviews the independence of the independent auditors, including setting hiring policies for employees or former employees of the independent auditors;

•

discusses with McClatchy’s independent auditors the financial statements and audit findings, including discussions with management and McClatchy’s independent auditors regarding any significant changes in the audit plan and difficulties or disputes with management encountered during the audit;

•	reviews with management and the independent auditors McClatchy’s annual SEC filings;

•	reviews with the independent auditors and the director of internal auditing the adequacy of McClatchy’s internal accounting controls;

•

reviews with management and the director of internal auditing significant findings during the year and management’s response to those findings, any difficulties encountered in the course of the internal audits and any changes in the scope of the internal audit plan;

•	generally discusses earnings press releases as well as financial information and earnings guidance, if any, provided to analysts and ratings agencies;

•	establishes and reviews codes of conduct; and

•	establishes procedures for receiving, retaining and treating complaints and concerns with regard to accounting, internal accounting controls or auditing matters.

In this context, the Audit Committee hereby reports as follows:

•	it has reviewed and discussed the audited financial statements with management;

•	it has discussed with the independent auditors the matters required to be discussed by SAS114 (The Auditor’s Communication With Those Charged With Governance);

•	it has discussed with the independent auditors the auditors’ independence; and

•	it has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

Based on such review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in McClatchy’s Annual Report on Form 10-K for the year ended December 28, 2008.

Respectfully submitted by the members of the Audit Committee of McClatchy.

S. DONLEY RITCHEY, Chairman

LEROY BARNES, JR.

KATHLEEN FOLEY FELDSTEIN

LARRY JINKS

JOAN LANE

FREDERICK R. RUIZ

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the Exchange Act), requires McClatchy’s directors, executive officers, and beneficial owners of more than 10% of McClatchy’s Class A Common Stock to file with the Securities and Exchange Commission (SEC) initial reports of ownership and reports of changes in ownership of equity securities of McClatchy. Such officers, directors, and greater than 10% beneficial owners are required by SEC regulations to furnish McClatchy with all Section 16(a) forms that they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. To our knowledge, based on our review of the forms that we received or written representations from reporting persons stating that they were not required to file these forms, during the fiscal year ended December 28, 2008, no other director, executive officer, or beneficial owner of more than 10% of McClatchy’s Class A Common Stock failed to timely file the forms required by Section 16(a) of the Exchange Act.

OTHER MATTERS

The Board of Directors does not know of any business to be presented at the annual meeting other than the matters set forth above, but if other matters properly come before the meeting, your proxy holders will vote on the matters in accordance with their best judgment.

SHAREHOLDERS SHARING AN ADDRESS

Shareholders sharing an address with another shareholder may receive only one set of proxy materials to that address unless they have provided contrary instructions. Any such shareholder who wishes to receive a separate set of proxy materials now or in the future may write or call the Company to request a separate copy of these materials from:

Investor Relations 2100 Q Street Sacramento, California 95816 (916) 321-1846

Similarly, shareholders sharing an address with another shareholder who have received multiple copies of the Company’s proxy materials may write or call the above address and phone number to request delivery of a single copy of these materials.

SHAREHOLDER PROPOSALS FOR 2010 ANNUAL MEETING OF SHAREHOLDERS

Shareholder proposals to be presented at McClatchy’s 2010 Annual Meeting of Shareholders must be received at the Corporate Secretary’s office, 2100 Q Street, Sacramento, California 95816, no later than December 2, 2009, to be considered for inclusion in the proxy statement and form of proxy for that meeting. In addition, we will seek discretionary authority in our proxy for our 2010 Annual Meeting of Shareholders to vote on any matter that may be considered at the meeting as to which we do not have notice prior to February 15, 2010.

April 1, 2009	By Order of the Board of Directors

Karole Morgan-Prager, Corporate Secretary

THE McCLATCHY COMPANY

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, May 20, 2009

The McClatchy Company	proxy

CLASS A COMMON STOCK PROXY CARD

Proxy Solicited by the Board of Directors for the

Annual Meeting of Shareholders to be held on May 20, 2009

The undersigned hereby appoints Gary Pruitt and Karole Morgan-Prager, or either of them, as Proxies, each with the power to appoint his or her substitute, and hereby authorizes either of them to represent and to vote, as designated herein, all the shares of the Class A Common Stock of The McClatchy Company that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on May 20, 2009, or any postponement or adjournment thereof.

This proxy, when properly executed, will be voted as directed by the undersigned shareholder. If you do not provide voting directions, your shares will be voted FOR each of the Class A nominees for director proposed by the Board of Directors and FOR ratification of the appointment of Deloitte & Touche LLP as McClatchy’s independent auditors. Whether or not you provide voting directions, your proxy, when properly executed, will be voted in the discretion of the proxy holders upon such other matters as may properly come before the meeting and postponement or adjournment thereof.

XXXXXXXX

See reverse for voting instructions.

COMPANY #

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named

proxies to vote your shares in the same manner as if

you marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/mni Use the Internet to vote your proxy until 12:00 p.m. (CT) on May 19, 2009.
PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on May 19, 2009.
Mail – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Voting Instruction Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

  Please detach here

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	To elect directors to serve until the next annual meeting and until their successors are elected or appointed and qualified or until their earlier resignation or removal.	01 Elizabeth Ballantine 02 Kathleen Foley Feldstein	03 S. Donley Ritchey 04 Frederick R. Ruiz	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To ratify the appointment of Deloitte & Touche LLP as McClatchy’s independent auditors for the 2009 fiscal year.			☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box ☐ I plan to attend the meeting ☐					Date 2009
Indicate changes below:

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

THE McCLATCHY COMPANY

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, May 20, 2009

The McClatchy Company	proxy

CLASS B COMMON STOCK PROXY CARD

Proxy Solicited by the Board of Directors for the

Annual Meeting of Shareholders to be held on May 20, 2009

The undersigned hereby appoints Gary Pruitt and Karole Morgan-Prager, or either of them, as Proxies, each with the power to appoint his or her substitute, and hereby authorizes either of them to represent and to vote, as designated herein, all the shares of the Class B Common Stock of The McClatchy Company that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on May 20, 2009, or any postponement or adjournment thereof.

This proxy, when properly executed, will be voted as directed by the undersigned shareholder. If you do not provide voting directions, your shares will be voted FOR each of the Class B nominees for director proposed by the Board of Directors and FOR ratification of the appointment of Deloitte & Touche LLP as McClatchy’s independent auditors. Whether or not you provide voting directions, your proxy, when properly executed, will be voted in the discretion of the proxy holders upon such other matters as may properly come before the meeting and postponement or adjournment thereof.

XXXXXXXX

See reverse for voting instructions.

COMPANY #

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named

proxies to vote your shares in the same manner as if

you marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/mni Use the Internet to vote your proxy until 12:00 p.m. (CT) on May 19, 2009.
PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on May 19, 2009.
Mail – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Voting Instruction Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

  Please detach here

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	To elect directors to serve until the next annual meeting and until their successors are elected or appointed and qualified or until their earlier resignation or removal.	01 Leroy Barnes, Jr. 02 Molly Maloney Evangelisti 03 Larry Jinks 04 Joan F. Lane 05 Brown McClatchy Maloney	06 William B. McClatchy 07 Kevin S. McClatchy 08 Theodore Mitchell 09 Gary B. Pruitt	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To ratify the appointment of Deloitte & Touche LLP as McClatchy’s independent auditors for the 2009 fiscal year.			☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box ☐ I plan to attend the meeting ☐					Date 2009
Indicate changes below:

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.